Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

Anebulo Pharmaceuticals, Inc.

OF

UP TO 300,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $3.50 PER SHARE, REPRESENTING AN AGGREGATE PURCHASE PRICE OF UP TO $1,050,000

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON Monday, January 26, 2026, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”) OR earlier TERMINATED.

Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “Anebulo,” “we,” “our” or “us”), is offering to purchase up to 300,000 shares of its issued and outstanding shares of common stock, par value $0.001 per share (each, a “Share,” and collectively, “Shares”), at a price of $3.50 per share (the “Purchase Price”), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). In accordance with the rules of the Securities and Exchange Commission (“SEC”), if more than 300,000 Shares are properly tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. We will purchase only those Shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All Shares accepted for payment will be paid promptly after the Expiration Date, to the seller in cash, less any applicable withholding taxes and without interest.

The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

The Shares of common stock are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ANEB.” On July 22, 2025, the last trading day before we announced our intention to “go private,” the closing price per Share of our common stock on Nasdaq was $1.83. On December 19, 2025, the last full trading day before announcement and commencement of the Offer, the closing price per share of our Shares on Nasdaq was $2.17. Stockholders are urged to obtain current market quotations for the Shares. See Section 8.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense under applicable U.S. law.

If you have questions or need assistance, you should contact Broadridge Corporate Issuer Solutions, LLC (the “Depositary” or “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Offer to Purchase, dated December 22, 2025

IMPORTANT

If you desire to tender all or part of your Shares, you must do one of the following before the Offer expires at one minute after 11:59 P.M., New York City time, on Monday, January 26, 2026 (unless the Offer is extended or earlier terminated):

●	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners desiring to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

●	if you hold Shares in book-entry form registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

●	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

●	if you are a holder of warrants or options you may exercise your warrants or options and tender any of the Shares issued upon such exercise. You must exercise your warrants or options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a warrant or an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason.

If you desire to tender your Shares, but (a) you cannot comply with the procedures for book-entry transfer by the Expiration Date, or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to increase or decrease the aggregate number of Shares sought in the Offer, subject to applicable law.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

In connection with the Offer, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer, on December 22, 2025 (as it may be amended from time to time, the “Schedule TO”). Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS (UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT BOARD MEMBERS) AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, nor THE DEPOSITARY AND INFORMATION AGENT HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, nor THE DEPOSITARY AND INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE “Special factors.”

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

Questions and requests for assistance may be directed to the Information Agent for the Offer at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Depositary.

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TABLE OF CONTENTS

Summary Term Sheet		1
Cautionary Note Regarding Forward-Looking Statements		8
Introduction		9
Special Factors		10
The Tender Offer		36
1.	Number of Shares; Proration	36
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans	38
3.	Procedures for Tendering Shares	38
4.	Withdrawal Rights	42
5.	Purchase of Shares and Payment of Purchase Price	43
6.	Reserved	44
7.	Conditions of the Offer	44
8.	Price Range of Shares; Dividends	46
9.	Source and Amount of Funds	47
10.	Certain Information Concerning the Company	47
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	48
12.	Reserved	53
13.	Legal Matters; Regulatory Approvals	53
14.	Material U.S. Federal Income Tax Consequences	53
15.	Extension of the Tender Offer; Termination; Amendment	59
16.	Fees and Expenses	60
17.	Miscellaneous	61
Schedule I
Annex A

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. Anebulo Pharmaceuticals, Inc., a Delaware corporation, is at times referred to as the “Company,” “Anebulo,” “we,” “our” or “us.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal, as they may be amended and supplemented from time to time, because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The issuer of the shares, Anebulo Pharmaceuticals, Inc., is offering to purchase shares of its common stock, par value $0.001 per share (the “Common Stock”). See Section 1.

What is the Company offering to purchase?

We are offering to purchase up to an aggregate of 300,000 shares of our issued and outstanding shares of Common Stock (each, a “Share,” and collectively, “Shares”) in the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 1 and Section 7.

What is the purpose of the Offer?

In February 2025, the Board established the Strategic and Review Committee (the “Special Committee”), composed of independent directors, for the purpose of evaluating strategic alternatives, including a potential “going private” transaction. The Special Committee and the Board have determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of our stockholders for us to remain an SEC reporting company.

The Offer is being undertaken as part of our plan to “go private,” terminate the registration of our Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to suspend our duty to file periodic reports, current reports and other information with the SEC under Section 13(a) thereunder, and to delist our Common Stock from the Nasdaq Capital Market (“Nasdaq”). The primary purpose of the Offer is to enable the Company to maintain the number of record holders of our Common Stock below 300 which is the level at or above which SEC public reporting is required. The costs associated with these reports and other filing obligations constitute significant overhead expenses. These costs include professional fees for our auditors and corporate counsel, Nasdaq annual fees, printing and mailing costs, internal compliance costs, and transfer agent costs. We also incur substantially higher premiums for director and officer insurance as a result of having our Shares of Common Stock being publicly held than we would incur if we were privately held. In addition, we pay higher compensation to our Board members that we do not anticipate paying as a private company. In total, we estimate saving approximately $1.3 million each year if we were to be a private company.

After the consummation of the Offer and the purchase of the Shares, we intend to cease registration of our Common Stock under the Exchange Act. As a result, effective on and following the termination of the registration of our Common Stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes–Oxley Act of 2002 (the “Sarbanes–Oxley Act”) and those required by the listing standards of a national stock exchange. Our Common Stock would cease to be listed on Nasdaq and would not be eligible for listing on the New York Stock Exchange or The Nasdaq Stock Market. After the Transaction (as such term is defined below) and deregistration under the Exchange Act, any trading in our Common Stock would only occur in privately negotiated sales and potentially on the over-the-counter (“OTC”) market if one or more brokers chooses to make a market for our Common Stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

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The Offer and the other actions described herein relating to our plan to “go private” and terminate the registration of our Common Stock under Section 12(b) of the Exchange Act are collectively referred to as the “Transaction.”

In addition, we believe that the Offer may be an efficient mechanism to provide our stockholders with the opportunity to receive a return on some or all of their investment in the Shares if they so elect and depending upon how many other stockholders elect to participate in the Offer. The Offer may also provide our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. In addition, assuming that at least some Shares are purchased pursuant to the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial tender of Shares or proration, will have increased their relative percentage ownership interest in the Company at no cost to them.

How many Shares will the Company purchase in the Offer?

We are offering to purchase up to an aggregate of 300,000 Shares in the Offer.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. The Offer is not conditioned on any minimum number of Shares being tendered and is not conditioned on a financing condition. The Offer is, however, subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, if more than 300,000 Shares are properly tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

The purchase price for the Shares will be $3.50 per share (the “Purchase Price”). If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Section 1 and Section 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

How will the Company pay for the Shares?

We expect to pay for Shares tendered pursuant to the Offer and the costs relating to the Offer and the overall Transaction from cash on hand.

How was the offer price determined?

Our Board determined to offer $3.50 per share after considering our current financial condition and the limited opportunities for liquidity available for our stockholders.

Do I have to sell my Shares to the Company?

No. This is a voluntary offer. You are not required to tender any Shares.

How long do I have to tender my Shares? Can the Offer be extended, amended or terminated?

You may tender your Shares until the Offer expires. The Offer will expire at one minute after 11:59 P.M., New York City time, on Monday, January 26, 2026, unless we extend it (such date and time, as they may be extended, the “Expiration Date”) or earlier terminate it. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15.

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If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1 and Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Date not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 15.

What are the significant conditions to the Offer?

Our obligation to accept and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived at or prior to the Expiration Date, including, but not limited to:

●	No general suspension of trading in securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

●	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to prohibit, restrict or delay consummation of the Offer.

●	No material adverse change in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, prospects, or results of operations shall have occurred.

●	No tender or exchange offer for any or all of our outstanding Shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been proposed, announced or made by any person or entity or has been publicly disclosed.

The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date:

●	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners desiring to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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●	if you hold Shares in book-entry form registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

●	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

●	if you are a holder of warrants or options you may exercise your warrants or options and tender any of the Shares issued upon such exercise. You must exercise your warrants or options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of a warrant or an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason.

If you desire to tender your Shares, but (a) you cannot comply with the procedures for book-entry transfer by the Expiration Date, or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares you own to participate in the Offer.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after the Expiration Date, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be coordinated through that institution, and you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4. If you originally tendered your shares through a broker, dealer, commercial bank, trust company or other nominee, any notice of withdrawal must be coordinated through your nominee.

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In what order will Shares tendered be purchased?

If the terms and conditions of the Offer have been satisfied or waived and 300,000 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered.

If the conditions to the Offer have been satisfied or waived and more than 300,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date and of such tendered Shares 300,000 or less are tendered by Odd Lot Holders (as defined below), we will purchase Shares on the following basis:

●	first, we will purchase Odd Lots (as defined below) of fewer than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference; and

●	second, after purchasing all Odd Lots that were properly tendered, we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

If the conditions to the Offer have been satisfied or waived and more than 300,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date by Odd Lot Holders, we will purchase Shares on the following basis:

●	we will purchase all Shares properly tendered and not properly withdrawn before the Expiration Date on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares (proration will be based on the ratio of the number of Shares properly tendered by each stockholder of Shares to the total number of Shares tendered by all stockholders of Shares)

●	we will NOT prioritize Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you (i) own, beneficially or of record, fewer than 100 Shares in the aggregate; (ii) properly tender all of these Shares and do not properly withdraw them before the Expiration Date; and (iii) complete the section(s) entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure so long as the aggregate number of Shares properly tendered by Odd Lot Holders and not properly withdrawn before the Expiration Date is 300,000 or less. If the aggregate number of Shares tendered by Odd Lot Holders exceeds 300,000 then all Shares properly tendered and not properly withdrawn before the Expiration Date by all stockholders, including Odd lot Holders, will be subject to proration. See Section 1.

How will the Offer affect the number of Shares outstanding and the number of record holders?

As of December 19, 2025, there were 41,084,731 shares of Common Stock issued and outstanding. If the Offer is fully subscribed, we would purchase 300,000 Shares, which would represent approximately 0.7% of the issued and outstanding Shares as of December 19, 2025.

To the extent that any of our stockholders:

●	who hold Shares in their own name as holders of record; or

●	who are participants in the Depository Trust Company’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced.

Stockholders who do not have their Shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the Offer if we purchase Shares in the Offer.

Shares acquired pursuant to the Offer will be cancelled.

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Has the Company or its Board of Directors adopted a position on the Offer?

Each of the Special Committee and the Board has determined that the Company “going private” is in the best interest of all of our stockholders, has authorized the Offer and has determined that the Transaction is fair to all of our stockholders, including the unaffiliated stockholders. However, neither we, nor the Special Committee, the members of our Board, or the Depositary and Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See “Special Factors—Purpose of and Reasons for the Offer and the Transaction.” You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

If I decide not to tender, how will the Transaction affect my Shares?

Stockholders who choose not to tender their Shares will own a slightly greater percentage interest in our outstanding Shares following the consummation of the Offer, however upon completion of the Transaction our stock will be delisted from Nasdaq. See “Special Factors—Effects of the Transaction (including the Offer)—Effects of the Transaction on Unaffiliated Continuing Stockholders.”

Additionally, as of December 19, 2025, our directors and their respective affiliates collectively held 32,121,828 shares, representing approximately 78.2% of the issued and outstanding shares. The directors have advised the Company that neither our directors nor their affiliates intend to tender their shares into the Offer. Assuming the purchase of 300,000 Shares pursuant to the Offer, after the consummation of the Offer and no tender by the directors and their respective affiliates (i) the directors and their respective affiliates would collectively beneficially own approximately 79.8% of the issued and outstanding shares of Common Stock and (ii) our directors and their respective affiliates would collectively hold 78.8% in voting power of the Company’s outstanding Common Stock.

Following the Offer, will the Company continue as a public company?

No. The Offer is designed to enable us to maintain the number of our stockholders of record below 300, which is the level at or above which we are required to file public reports with the SEC. After the consummation of the Offer and the purchase of the Shares, we intend to terminate the registration of the Common Stock under the Exchange Act, suspend the Company’s duty to file periodic reports, current reports and other information with the SEC and delist the Common Stock from Nasdaq. As a result, the Company would no longer be subject to other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our Common Stock also would cease to be listed on Nasdaq and would not be eligible for listing on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market. After consummation of the Offer and deregistration under the Exchange Act, any trading in our Common Stock will only occur in privately negotiated sales and potentially on the OTC Market if one or more brokers chooses to make a market for our Common Stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

Who will be the majority stockholders after the completion of the Offer?

Prior to the Offer, Aron R. English, a member of our Board of Directors, and Joseph F. Lawler, M.D., Ph.D., our founder and a member of our Board of Directors, beneficially owned approximately 51.2% and 29.5% of our Common Stock, respectively. None of our directors or executive officers are expected to tender their Shares pursuant to the Offer. After completion of the Offer, it is likely that Mr. English will continue to beneficially own a majority of our Common Stock and Dr. Lawler will continue to beneficially own in excess of 30% of our Common Stock.

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Will the Company’s directors and executive officers tender Shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer in the same manner as all of our other stockholders. At this time, none of our directors or executive officers are expected to participate in the Offer. Our directors and executive officers may, from time to time, and in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.

What is the recent market price of my Shares?

On July 22, 2025, the last trading day before we announced our intention to “go private,” the closing price per Share of our Common Stock on Nasdaq was $1.83. On December 19, 2025, the last full trading day before announcement and commencement of the Offer, the closing price per Share of our Common Stock on Nasdaq was $2.17. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

When will the Company pay for the Shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect to announce the final results of any proration and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of warrants or stock options, how do I participate in the Offer?

If you are a holder of warrants or stock options, you may only tender Shares that you have acquired through settlement or exercise of such warrants or stock options prior to the Expiration Date.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and Section 3.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten (10) business days after the expiration or termination of the Offer.

The Company has no present plans to repurchase Shares following the conclusion of the ten-business day period following the Expiration Date. Whether we make any additional purchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and condition, the business and market conditions at the time, including the market price of the Shares, and such other factors as we may consider relevant. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

If you are a Non-U.S. Holder (as defined in Section 14), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you will be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. See Section 14 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to Non-U.S. Holders of the Offer including (but not limited to) the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then share transfer taxes may apply. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements” that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and relate to, among other things:

●	the completion of the Offer, the delisting of our Common Stock from Nasdaq, and the termination of the registration of our Common Stock under the Exchange Act and the suspension of our SEC reporting requirements;

●	the estimated number of Shares of our Common Stock to be purchased as a result of the Offer;

●	the expected cost to us of completing the Offer, including the estimated amount to be paid to holders of Shares of our Common Stock who tender their Shares in the Offer and the other related costs of “going private”; and

●	the cost savings that we expect to realize after completing the Offer.

All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the Offer;

●	the commencement of any legal proceedings relating to the Offer, and the outcome of any such proceedings that may be instituted;

●	the occurrence of any event, change, or other circumstance that could prevent or delay us from terminating the registration of the Common Stock under the Exchange Act including if broker kick-outs increase the number of record holders of our Common Stock above 300;

●	the amount of the costs, fees, expenses, and charges that we incur in connection with “going private”; and

●	our inability to realize the cost savings and operational benefits we expect to achieve as a result of “going private”.

We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Offer to Purchase, except to the extent required by applicable law. For a more detailed discussion of these and other factors that may affect our business, see the discussions in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2025 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Because the Offer is part of a “going private” transaction within the meaning of Rule 13e-3 under the Exchange Act, the forward-looking statements contained in this Offer to Purchase made in connection with the Offer are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

8

INTRODUCTION

To the Holders of Our Shares:

We invite our stockholders to tender up to 300,000 shares of our common stock, par value $0.001 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price of $3.50 per Share (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

The Offer is part of a plan to “go private” and is intended to provide liquidity to our stockholders in advance of us becoming a non-SEC reporting company while enabling us to maintain the number of record holders of our Common Stock below 300, which is the level at or above which we are required to file public reports with the SEC. The costs associated with these reports and other filing obligations constitute significant overhead expenses. These costs include professional fees for our auditors and corporate counsel, Nasdaq annual fees, printing and mailing costs, internal compliance costs, and transfer agent costs. We also incur substantially higher premiums for director and officer insurance as a result of being a publicly held company than we would incur if we were privately held. In addition, we pay higher compensation to our Board members that we do not anticipate paying as a private company. In total, we estimate saving approximately $1.3 million each year if we were to be a private company. We believe the level of expenditure required to maintain our public company status has become too burdensome in light of our strategy to develop our product candidates, continue to reduce our operating costs, and return the maximum value to our stockholders.

We may not purchase all of the Shares properly tendered because of “Odd Lot” priority and proration provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if 300,000 Shares or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

The Offer will expire at one minute after 11:59 P.M., New York City time, on Monday, January 26, 2026, unless extended (such date and time, as they may be extended, the “Expiration Date”) or earlier terminated. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires.

In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding Shares without amending or extending the Offer. We expressly reserve the right, in our sole discretion, to increase or decrease the aggregate number of Shares sought in the Offer or otherwise amend the Offer, subject to applicable legal requirements. See Section 1 and Section 15.

Tendering stockholders whose Shares are registered in their own names and who tender directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us under the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS (UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT BOARD MEMBERS) AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, or Broadridge Corporate Issuer Solutions, LLC, THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER (THE “Depositary and Information Agent”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR THE SPECIAL COMMITTEE, ANY MEMBER OF OUR BOARD OF DIRECTORS, or THE DEPOSITARY AND INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

Section 14 describes material U.S. federal income tax consequences of a sale of Shares under the Offer.

As of December 19, 2025, there were 41,084,731 shares issued and outstanding. The 300,000 Shares that we are offering to purchase hereunder represent approximately 0.7% of the total number of our outstanding Shares as of December 19, 2025. If the Offer is fully subscribed, we would have approximately 40,784,731 shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer. As of December 19, 2025, an aggregate of 3,218,255 shares were subject to currently outstanding options and 2,264,650 shares were issuable upon conversion of outstanding warrants.

The Shares are listed and traded on Nasdaq under the symbol “ANEB.” On July 22, 2025, the last trading day before we announced our intention to “go private,” the closing price per share of our Common Stock on Nasdaq was $1.83. On December 19, 2025, the last full trading day before announcement and commencement of the Offer, the closing price per share of our Shares on Nasdaq was $2.17. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

9

Special Factors

Purpose of and Reasons for the Offer and the Transaction

The Offer is being undertaken as part of our plan to “go private,” terminate the registration of our Common Stock under Section 12(b) of the Exchange Act, to suspend our duty to file periodic reports, current reports and other information with the SEC under Section 13(a) thereunder, and to delist our Common Stock from Nasdaq. The Special Committee and the Board have determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of our stockholders, including our unaffiliated stockholders (consisting of stockholders other than our executive officers, directors, their affiliates and stockholders who own more than 5% of our outstanding Common Stock), for us to remain an SEC reporting company. The Offer is part of a plan to “go private” and is intended to make us a non-SEC reporting company.

In addition, we believe that the Offer may be an efficient mechanism to provide our stockholders with the opportunity to receive a return on some or all of their investment in the Shares if they so elect and depending upon how many other stockholders elect to participate in the Offer. Depending upon how their Shares are held, the Offer may also provide stockholders with an orderly way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. In addition, assuming that at least some Shares are purchased pursuant to the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial tender of Shares or proration, will have increased their relative percentage ownership interest in the Company at no cost to them.

The principal reasons the Special Committee and the Board authorized the Offer and approved a “going private” transaction are as follows:

●	The Company currently realizes few of the traditional benefits of public company status. For example, as an SEC reporting and Nasdaq-listed company, we expected to be able to leverage our public company equity to raise capital. Indeed, this was the primary reason for the Company to become a public company in 2021. However, the low volume of trading limits our Common Stock’s liquidity. As of July 15, 2025, which was the day prior to the announcement of our intention to “go private,” the average daily trading volume of our Common Stock for the previous 30 days was approximately 17,368 Shares per day (or less than one percent of our total Shares outstanding). The low volume of trading limits our Common Stock’s liquidity. This affects our ability to raise capital from the public markets, effectively use our Common Stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a publicly traded company. Despite the lack of these benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

●	The Board and management have for some time believed the Company’s scale of operations are too small to attract interest from institutional investors or market analysts, and therefore have been an obstacle to enhancing stockholder value. Since we have not been successful in raising significant money in the public markets, our last few financings have been led and primarily funded by an affiliated entity of Board members. The Board believes that the high number of outstanding Shares held by officers, directors and their affiliates and its low trading price impairs the acceptability of the Common Stock by the financial community and the investing public.

●	The annual cost savings we expect to realize as a result of the termination of the registration of our Shares of Common Stock under the Exchange Act and the delisting of our Common Stock from Nasdaq. These costs include professional fees for our auditors and corporate counsel, Nasdaq annual fees, printing and mailing costs, internal compliance costs, and transfer agent costs. We also incur substantially higher premiums for director and officer insurance as a result of being a publicly held company than we would incur if we were privately held. In addition, we pay higher compensation to our Board members that we do not anticipate paying as a private company. In total, we estimate saving approximately $1.3 million each year if we were to be a private company.

●	By reducing the time spent by our management and employees preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes–Oxley Act, and managing stockholder relations and communications, management will be able to focus more on managing the Company’s business.

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●	Stockholders that tender their Shares pursuant to the Offer will, absent proration, have the ability to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction.

●	Our business and operations are expected to continue following the Transaction substantially as presently conducted.

●	The Company’s directors and executive officers will be treated no differently than unaffiliated stockholders.

●	As a private company, management would have greater flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short-term earnings or per share growth.

●	The Offer is expected to have a limited effect on the relative voting power of stockholders who do not tender all of their Shares pursuant to the Offer or otherwise continue to hold Common Stock following the completion of the Offer (“Continuing Stockholders”). Based on current record and beneficial owner information, the Offer will result in an insignificant change in the relative voting power of the Company’s directors and executive officers as a group.

Disadvantages of the Transaction

The Special Committee and the Board also considered the disadvantages of the Transaction, including the following:

●	We will cease to file periodic reports, current reports, and other information with the SEC, and stockholders will cease to receive annual reports and proxy statements. Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently.

●	We will no longer be listed on the Nasdaq Capital Market. Any trading in our Common Stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC market, if one or more brokers choose to make a market for our Common Stock there and comply with applicable regulatory requirements; however, there can be no assurances regarding any such trading. Because of the possible limited liquidity for our Common Stock, the termination of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our Common Stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their Common Stock.

●	We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of Nasdaq.

●	Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

●	We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

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●	We are offering to purchase up to an aggregate of 300,000 shares in the Offer at a price of $3.50 per share. The maximum aggregate purchase price for Shares purchased in the Offer will be approximately $1.05 million (provided we reserve the right, in our sole discretion, to increase or decrease the aggregate number of Shares sought in the Offer, and thus the maximum aggregate purchase price, subject to applicable law). In addition, we estimate that our total professional fees and other expenses in connection with this Offer and the “going private” transaction will total approximately $1.2 million. However, our total “going private” transaction-related expenses could be larger or smaller than the estimates set forth above, which have been provided for illustrative purposes only. We intend to pay for the purchase of the Shares and the “going private” transaction, including related fees and expenses, with cash on hand. As a result, immediately after the Transaction, our cash on hand will be reduced.

●	Stockholders that tender all of their Shares pursuant to the Offer, and whose tender of such Shares is accepted without proration would cease to be stockholders of the Company. Such stockholders will have no further financial interest in us with respect to their cashed-out Shares and thus will not have the opportunity to participate in the potential appreciation in the value of such Shares or our future growth.

●

the Company may not be able to effect a going private transaction despite effecting the Offer if after the closing of the Offer and the filing of documents necessary to delist the Common Stock from being listed on Nasdaq but prior to deregistration from the SEC, significant broker “kick-outs” occur, such that the number of record holders exceeds 300, the Company would be unable to effect the going private transaction and could continue as a public company trading on the OTC;

●	The Company’s stockholders have no right to vote on the Offer and therefore have no appraisal rights.

●	Our SEC reporting obligations could be reinstated. If on the first day of any fiscal year after the suspension of our filing obligations we have 300 or more stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

Background of the Transaction

Until such time as our product candidate is able to be commercialized, which will require years of clinical trials and approval of the Food and Drug Administration, we do not anticipate generating any revenue from operations and will need to rely upon grant funding and capital raises to fund our research and development. As an SEC reporting and Nasdaq-listed company, we expected to be able to leverage our public company equity to raise capital. Indeed, that was the primary reason for the Company’s initial public offering in 2021. However, we have not since then been able to raise significant capital from the public markets, effectively use our Common Stock as deal consideration or otherwise attract interest from institutional investors or market analysts. In fact, a significant portion of our recent financings has been from one investor affiliated with one of our directors. In addition, the public markets have been very challenging recently. The Company has been advised by bankers that insider participation will be needed for any public financing and the Company has been advised that its insiders and their affiliated entities will likely not be able to continue to lead future financings due to their capital positions. Therefore, the Board believes it is unlikely to have the opportunity to take advantage of its current status as a public company for financing purposes in the future.

Therefore, after years of persistent effort, the Board has concluded that the Company’s status as an SEC reporting and Nasdaq-listed company is not an advantage to the Company and/or its stockholders, nor does the Board expect it ever will be. Rather, our Board has concluded that the Company realizes few of the traditional benefits of such status, yet incurs all of the significant annual expenses and indirect costs associated with being an SEC reporting and Nasdaq-listed company. For perspective, management has estimated the average direct costs of being public are about $1.3 million annually.

Without these costs, in the view of the Board, the Company would be a stronger company and better able to enhance stockholder value over the long term and devote more funds to clinical trials. Therefore, the Board believes that the Company will not benefit significantly from remaining public.

Based on the foregoing, each of the Special Committee and the Board has determined that the Transaction is in the best interests of all of the Company’s stockholders, including the unaffiliated stockholders. “Going private” will give the Company an ongoing cost structure befitting its current and foreseeable scale of operations and will enable management to have an increased focus on core operations. By tendering Shares in this Offer, smaller stockholders will have an opportunity to obtain a premium over market prices prevailing at the time of our public announcement of the Transaction. Those who desire to remain Continuing Stockholders may retain their holdings in the Company, which will no longer be encumbered by the expenses and distraction of being a public company. Below is a further description of the background to the Transaction.

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Board Deliberations

At a telephonic meeting of the Board held on May 22, 2024, the Board met with management and representatives from the Company’s outside legal counsel, Blank Rome, LLP (“Blank Rome”), to discuss the Company’s financing strategy that included the following various alternatives (i) engaging in a public offering pursuant to a shelf registration statement which was not expected to generate sufficient cash because of the Company’s small public float and (ii) exploring a potential merger with a company that had enough cash to support the Company’s clinical trials. The Board discussed moving forward with diligence and discussions with one merger candidate and formed a transaction committee to further explore such a merger, however no formal offer was ever made.

In June 2024, the Board approved the compensation for Board members of equity in lieu of cash in order to preserve cash.

At a telephonic Board meeting held in August 2024, the Board met with management and representatives of Blank Rome and reviewed its capital needs, noting that current cash would last into November 2024 and if the Company drew down on its loan agreement its cash runway would be extended until September 2025. The Board again discussed capital raising and cost cutting opportunities, including (i) raising capital in a public offering pursuant to a registration statement on Form S-3 or S-1, (ii) a private investment in a public entity (a “PIPE”) and (iii) a “going private” transaction to reduce costs. The Board discussed the Nasdaq limitations for a PIPE and SEC limitations for a registration statement on Form S-3 and concluded that raising significant capital from either type of transaction would be difficult due to the Company’s low stock price, insider holdings and trading volume.

The Board continued its discussion of financing alternatives and cost-cutting measures at its telephonic meeting with management and representatives of Blank Rome on November 20, 2024.

During December 2024, the Board authorized the Company to engage in a PIPE that it conducted on its own without retaining an investment bank. The Board issued 15,151,514 Shares of Common Stock for aggregate gross proceeds of $15.0 million. The financing round was led by 22NW Fund, LP. (“22NW”), an entity controlled by Aron R. English, a director of the Company, and only two other investors participated in the financing, each of whom had a prior relationship with the Company. After consummating the private placement, our directors were deemed to beneficially own, in the aggregate, 80.6% of the Company’s Common Stock.

On February 19, 2025, the Board met telephonically with management and representatives of Blank Rome again and again discussed various financing and cost-cutting measures. Several Board members expressed an interest in exploring various strategic alternatives, including a possible “going private” transaction. Accordingly, the Board created the Strategic and Review Committee (referred to as the “Special Committee”) composed of Jason Aryeh, Bimal Shah and Kenneth Lin, each of whom the Board determined to be independent within the meaning of Nasdaq listing standards and Rule 10A-3(b) of the Exchange Act and disinterested vis-à-vis a potential “going private” transaction, for the purpose of evaluating such strategic alternatives. The Board adopted a resolution that it would not approve a financing or cost-cutting transaction unless the transaction was recommended by the Special Committee. In connection with its mandate, the Special Committee was subject to no restrictions and was expressly authorized to hire financial and legal advisors as it saw fit. The Special Committee did not include Joseph F. Lawler, an independent director who, as of the date hereof, beneficially owns approximately 29.5% of the Company’s Common Stock and Mr. English, a director, who as of the date hereof, beneficially owns approximately 51.2% of the Company’s Common Stock.

In April 2025, we renewed our D&O insurance that was set to expire on May 7, 2025 for $0.4 million for the next twelve months noting that private company D&O insurance was estimated to be approximately $25,000 per year.

At a telephonic meeting of the Special Committee held on March 5, 2025, with members of management and representatives of Blank Rome present, the Special Committee discussed various options to fully fund the Company’s planned clinical trials, including raising money publicly, a potential “going private” transaction and a reverse merger. The Special Committee discussed the value of being a public company versus the cost associated with being a public company and the distressed public markets. The Special Committee also discussed the ability to obtain alternative funding such as grant funding and explored if there would be more opportunities to obtain such grant funding in a private company.

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At a May 9, 2025 Board telephonic meeting, the Board met with members of management and representatives of Blank Rome, management presented to the Board an analysis of the costs savings to the Company if it were to be a private company, which as stated above was approximately $1.3 million per year. In addition, the Board was presented with a financial update showing a forecasted burn rate of $1.0 million per month and a cash balance at March 31, 2025 of $13.2 million. The Special Committee presented its analysis of its strategy and strategic alternatives, which included, potential M&A transactions, raising money as a public and private company and “going private” through either a reverse stock split or a tender offer. The Special Committee noted that as stated above, the Company went public primarily to have access to the public markets for financing purposes; however, the public markets have been very difficult these past few years for small-cap biotech stocks and the Company has been unable to raise significant money from the public markets and instead has relied on insider participation. In addition, due to its large insider holdings and lack of public float, the Company has not been able to take advantage of certain public company financing mechanisms such as an At-the-Market offering (ATM). In addition, the Board had been advised that certain alternative financing arrangements such as foundation support and grant money may be more readily accessible to private companies.

The Special Committee and Mr. Cunningham then discussed with the Board a potential “going private” transaction. Mr. Cunningham briefly reviewed various methods for “going private” focusing on effecting a reverse stock split to enable the Company to maintain the number of stockholders at less than 300 followed by a voluntary Nasdaq delisting and a deregistration with the SEC. The Board reviewed the stockholder list discussing the various reverse split ratios. The Board next discussed timing for the “going private” transaction and costs for engaging in the transaction (legal, fairness opinion). Next steps were discussed regarding reaching out to the two other investors in the December 2024 financing to whom we had contractual obligations that would be violated by a “going private” transaction unless waived to determine if they would support a “going private” transaction, which position would be taken into consideration in determining whether or not to engage in a “going private” transaction.

On May 20, 2025, the Special Committee had a telephonic meeting with representatives from Blank Rome and discussed feedback from certain of the Company’s stockholders with significant stock holdings, who were supportive of a “going private” transaction. The Special Committee further discussed the process for “going private”.” The Special Committee discussed hiring a banker to provide a fairness opinion regarding the cash-out value to be used for fractional shares in a reverse stock split and to provide related financial advisory services. Certain members of the Special Committee were requested to interview bankers for obtaining a fairness opinion.

In June 2025, certain Special Committee members interviewed two investment banks for the provision of a fairness opinion. On June 9, 2025, the Special Committee met again, and reviewed engagement letters from the two investment banks, one of which was Houlihan Capital, LLC (“Houlihan Capital”). The Special Committee determined to retain Houlihan Capital. This decision was based on Houlihan Capital’s professional reputation, its prior experience with similar transactions and its fee. On June 11, 2025, the Special Committee retained Houlihan Capital to assist with the “going private” transaction and to prepare an opinion as to the fairness, from a financial point of view, of the reverse stock split transaction to the minority, unaffiliated stockholders of the Company.

On June 25, 2025, the Special Committee met telephonically with representatives of management, Blank Rome and Houlihan to discuss Houlihan’s preliminary valuation analysis. During the call Houlihan reviewed its list of companies to be included in its comparable company analysis.

On July 8, 2025, the Special Committee had a telephonic meeting with representatives from Blank Rome and representatives of Houlihan Capital to discuss the fairness opinion methodologies, the process undertaken and the next steps to be taken.

On July 10, 2025, Houlihan Capital delivered to the Special Committee a draft of its report, which discussed the approaches used to estimate fair value, including the income approach and the market approach. The Special Committee determined that they thought it was necessary for the committee to obtain additional information from the Company’s accounting team as to the Company’s future cash needs for its clinical trials, the Company’s available cash, and available funding under the Company’s existing loan agreement in order for the Special Committee to make any decisions as to the appropriate cash payment for fractional shares and stock split ratio terms.

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On July 11, 2025, the Special Committee met with representatives from Blank Rome to continue the Special Committee’s discussion of the cash payment to be made to stockholders in lieu of fractional shares in connection with the proposed reverse stock split. To determine the cash payment, the Special Committee reviewed the analysis provided by Houlihan Capital, historical market prices, recent trading activity, current stock prices, the cash needs of the Company for its planned clinical trials and the estimated cash available to pay for expenses associated with the “going private” transaction and the fractional shares. At this meeting, the Special Committee determined to set the ratio for the proposed reverse stock split at an exact ratio and determined to approve and recommend that the price per pre-reverse stock split share that would otherwise result in a fractional share be set at $3.50 per share. After making these determinations, the Special Committee welcomed representatives from Houlihan Capital to the meeting and informed them of the terms of the stock split ratio and the cash payment. Houlihan Capital informed the Special Committee that they would now need to go back to their internal committee in order to get sign-off and issue their fairness opinion based on the final cash payment terms. The Special Committee and Houlihan Capital scheduled an additional Special Committee meeting for July 15, 2025 at which Houlihan Capital would make their formal presentation to the Special Committee and present their fairness opinion. Houlihan Capital’s internal committee met on July 11, 2025 and issued a fairness opinion, dated July 11, 2025. However, it was not delivered to the Special Committee until July 15, 2025.

On July 15, 2025, the Special Committee had a telephonic meeting with representatives of Houlihan Capital and Blank Rome. The purpose of the meeting was to formally review and approve, as appropriate, the specific terms of the reverse stock split and “going private” transaction (the “Reverse Stock Split Transaction”) for recommendation to the Board of Directors. Houlihan Capital provided an oral report to the Special Committee, which was followed by Houlihan Capital delivering its written fairness opinion dated as of July 11, 2025 to the Special Committee. The Special Committee determined that the Reverse Stock Split Transaction was in the best interests of all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder received cash or continued to be a stockholder following the reverse stock split, and that the $3.50 per-share cash payment for fractional shares was fair consideration to the minority, unaffiliated stockholders and unanimously recommended the Reverse Stock Split Transaction to the Board for approval.

At a later meeting of the Special Committee on July 15, 2025, the Special Committee determined that setting a range for the reverse stock split would be better than setting an exact ratio because it would allow the Board to make adjustments to the ratio based upon up-to-date information immediately prior to the reverse stock split. The Special Committee set the range for the stock split ratio at not less than 1-for-2,500 Shares and not greater than 1-for-7,500 Shares and the cash payment amount at $3.50 for fractional shares. By setting a range, rather than an exact stock split ratio, the Special Committee intended for the Board to be able to use up-to-date stockholder ownership information in order to select the appropriate stock split ratio. For example, the Board would be able to have a better estimate of the potential number of record holders that could result if a “broker kick-out,” as explained below, were to occur following the Company’s delisting and deregistration and the risk of becoming re-subject to the reporting requirements if the Company’s ownership were to reach 300 or more record holders. A broker “kick-out” occurs when a “street name” broker or nominee holder determines it no longer wants to serve in that position and distributes the shares to the beneficial owners, thus increasing the number of record holders. Following a company’s delisting and deregistration or the announcement of an intention to do so, some brokers may not want to continue to hold the Shares of such company on behalf of their clients if the broker perceives it cannot make future trading commissions from the account. The risk of undertaking the Reverse Stock Split Transaction and incurring its significant, one-time costs only to become subject again to the public reporting requirements and its annual costs was an important factor to be mitigated by an appropriate stock split ratio. By setting a range, rather than an exact ratio, the Special Committee intended for the Board to be able to take into account the aggregate cost that would be payable in respect of fractional shares resulting from the application of the reverse stock split and the aggregate cash available to the Company to fund such cost.

On July 15, 2025, Houlihan Capital provided the Special Committee with an updated written fairness opinion dated as of July 15, 2025 and a final copy of its written presentation dated as of July 15, 2025. The Special Committee unanimously approved the Reverse Stock Split Transaction (including the revised terms thereof), adopted Houlihan Capital’s analysis and opinion as set forth in its final written report and resolved to recommend that the Board approve the Reverse Stock Split Transaction.

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On July 15, 2025, following the meeting of the Special Committee, the Board held a telephonic meeting with representatives from Blank Rome. The purpose of the meeting was for the Special Committee to present its recommendation. The Board reviewed in detail the recommendation made by the Special Committee. The Board noted the advantages and disadvantages of the Reverse Stock Split Transaction to the Company and its stockholders and other relevant factors, including: the significant ongoing public company costs and management time; the fact that the Company had not been able to raise significant capital from the public markets; the belief that grant funding may be more accessible to a private company, the limited trading volume and liquidity of the Company’s Common Stock, and that a deregistration transaction would provide the Company’s smallest stockholders the opportunity to obtain cash for their Shares in a relatively limited trading market and at a premium over market prices prevailing at the time of our public announcement of the Reverse Stock Split Transaction without incurring brokerage commissions; management’s statements that the business and operations of the Company were expected to continue following the proposed Reverse Stock Split Transaction substantially as presently conducted; the Company historically had not realized any of the benefits of being a public company; the determination by Houlihan Capital that the cash payment of  $3.50 for fractional shares was fair from a financial point of view to the minority unaffiliated stockholders; no change of control would occur as a result of the deregistration transaction; and as a result of the deregistration and delisting, and the ability of our management and employees to focus their time, effort and resources on long-term growth and increasing long-term stockholder value. After a discussion, based on the information considered by and the recommendation of the Special Committee, although not relying upon any one factor but considering all factors as a whole, the Board, including all of the non-employee directors of the Company, specifically adopted the recommendations of the Special Committee and all factors that the Special Committee took into account in making its recommendations to the Board. The Board acting by written consent after the meeting unanimously determined that the Reverse Stock Split Transaction would be in the best interests of all of the Company’s stockholders, including the unaffiliated stockholders who would be cashed-out in the Reverse Stock Split Transaction and the unaffiliated stockholders who would continue as owners of the Company, and the Board approved the Reverse Stock Split Transaction, including (i) a Range for the stock split ratio of not less than 1-for-2,500 and not greater than 1-for-7,500, (ii) the cash payment of $3.50, and (iii) recommended that the Reverse Stock Split Transaction be presented to the Company’s stockholders for approval and that such stockholders approve the Reverse Stock Split Transaction. The Board also retained the right to abandon the Reverse Stock Split Transaction, either before or after the vote of stockholders, if the Board determined that the Reverse Stock Split Transaction was no longer in the best interests of its stockholders.

On July 23, 2025, the Company filed a preliminary proxy statement related to the Reverse Stock Split Transaction. In addition, the Company issued an 8-K and a press release related to the Reverse Stock Split Transaction. Subsequent to the Company’s announcement of the Reverse Stock Split Transaction on July 23, 2025, the Company received inbound interest from potential financial and strategic partners. On September 12, 2025, the Company issued a press release providing an update on the Reverse Stock Split Transaction and strategic alternatives. In such release, we disclosed the inbound interest received and explained that consistent with our commitment to maximize stockholder value, the Board would review all strategic alternatives available to the Company, including the Reverse Stock Split Transaction, a sale of the Company’s assets and/or a merger transaction. We also explained that while the strategic review process was ongoing, we planned to move forward with holding a special meeting to approve the Reverse Stock Split Transaction. However, there could be no assurance that this strategic review process would result in the Company pursuing a transaction or any other strategic outcome. On October 10, 2025, in response to comments the Company received from the SEC to its preliminary proxy statement, the Company filed an amendment to its preliminary proxy statement.

Subsequent to the Company’s initial announcement of the Reverse Stock Split Transaction on July 23, 2025, the Company has experienced a significant change in the number of stockholders that would be eligible to receive a cash payment for fractional shares. At the time of the Reverse Stock Split Transaction announcement, management estimated that the total cash requirement to cash out fractional shares in the Reverse Stock Split Transaction (assuming the reverse stock split was effected at a ratio of 1-for-5,000) to be approximately $0.8 million. However, based on current stock holdings, management now estimates that the total cash requirement to cash out fractional shares in the Reverse Stock Split Transaction to be approximately $ 4,064,218 (assuming a Reverse Stock Split was effected at a ratio of 1-for-2,500) or approximately $4,765,565 (assuming a Reverse Stock Split was effected at a ratio of 1-for-5,000), making the Reverse Stock Split cash payment too costly.

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On November 21, 2025, the Special Committee held a telephonic meeting with representatives from Blank Rome and Houlihan Capital to discuss whether to continue with the Reverse Stock Split Transaction, as well as various alternatives for a “going private” transaction. The Special Committee reaffirmed its determination that engaging in a “going private” transaction was in the best interest of the stockholders because it would allow the Company to eliminate the costs of being a public company, providing the Company with additional cash to fund its clinical trials. However, there was a consensus of the Special Committee that while the members of the Special Committee believed that the reverse stock split was in the best interest of the Company and stockholders at the time of its prior approval, the cost of cashing out stockholders with less than 2,500 Shares had increased such that the costs of the reverse stock split may now outweigh the benefits to the Company and its stockholders. The Special Committee discussed the fact that it still believed that the costs of being a public company outweighed the benefits and that alternatives to the reverse stock split should be explored. Therefore, the Special Committee revisited engaging in a tender offer followed by a “going private” transaction. A tender offer, while not able to guarantee a large reduction in the number of stockholders that the reverse stock split would be able to guarantee, would provide for a reduction in the number of holders at a fixed cash payment controlled by the Company. Houlihan Capital discussed the update that would be required to their procedures in order to issue a bring down fairness opinion and then excused themselves from the meeting. The Special Committee noted the advantages of engaging in a tender offer which included that it is voluntary and no stockholder is required to tender Shares and it would provide the Company’s smallest stockholders the opportunity to obtain cash for their Shares in a relatively limited trading market and at a premium over market prices of our Common Stock; while helping to maintain the number of stockholders below 300.

On November 25, 2025 the Special Committee held a telephonic meeting with representatives from Blank Rome and Houlihan Capital to continue the Special Committee’s discussion of engaging in a potential tender offer transaction in lieu of the proposed reverse stock split transaction, the steps that would be required to be taken in order to launch a self tender and potential timing thereof.

On December 16, 2025, Houlihan Capital delivered to the Special Committee its presentation on fairness dated December 17, 2025, which discussed the approaches used to estimate fair value, including the income approach and the market approach.

On December 17, 2025, the Special Committee had a telephonic meeting with representatives of Houlihan Capital and Blank Rome. The purpose of the meeting was to formally review and approve, as appropriate, the terms of the proposed tender offer transaction (the “Tender Offer Transaction”) to purchase up to 300,000 shares at a price of $3.50 per share. Houlihan Capital provided an oral report to the Special Committee, which was followed by Houlihan Capital delivering its written bring down fairness opinion dated as of December 17, 2025 to the Special Committee. Houlihan Capital’s opinion provided that, as of the date of such opinion, the Tender Offer Transaction consisting of a cash tender offer by the Company to purchase shares of its Common Stock at a price of $3.50 per share with the intent of taking the Company private was fair from a financial point of view to the unaffiliated shareholders of the Company. The Special Committee adopted Houlihan Capital’s analysis and opinion as set forth in its final written report, unanimously authorized the Company to commence the Tender Offer Transaction (in lieu of the Reverse Stock Split Transaction) and resolved to recommend that the Board approve the Transaction.

On December 18, 2025, the Board held a telephonic meeting with representatives from Blank Rome. The purpose of the meeting was for the Special Committee to present its recommendation. The Board reviewed in detail the recommendation made by the Special Committee. The Board noted the advantages and disadvantages of the Tender Offer Transaction to the Company and its stockholders and other relevant factors, including: the significant ongoing public company costs and management time; the increased costs of the Reverse Stock Split Transaction; that the Tender Offer Transaction would provide for a reduction in the number of holders at a fixed cash payment controlled by the Company; the fact that the Company had not been able to raise significant capital from the public markets; the belief that grant funding may be more accessible to a private company, the limited trading volume and liquidity of the Company’s Common Stock, and that a deregistration transaction would provide the Company’s smallest stockholders the opportunity to obtain cash for their Shares in a relatively limited trading market and at a premium over market prices; management’s statements that the business and operations of the Company were expected to continue following the proposed Tender Offer Transaction substantially as presently conducted; the Company historically had not realized any of the benefits of being a public company; the determination by Houlihan Capital that the cash tender payment of  $3.50 per share was fair from a financial point of view to the unaffiliated stockholders; no change of control would occur as a result of the deregistration transaction; and as a result of the deregistration and delisting, and the ability of our management and employees to focus their time, effort and resources on long-term growth and increasing long-term stockholder value. After a discussion, based on the information considered by and the recommendation of the Special Committee, although not relying upon any one factor but considering all factors as a whole, the Board, including all of the non-employee directors of the Company, specifically adopted the recommendations of the Special Committee and all factors that the Special Committee took into account in making its recommendations to the Board. The Board unanimously determined to abandon the Reverse Stock Split Transaction and authorized the Company to commence the Tender Offer Transaction followed by the “going private” transaction.

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Alternatives to the Transaction

As described in “—Background of the Transaction” and as further discussed below, the Board determined to establish the Special Committee for the purpose of evaluating strategic alternatives, including a potential “going private” transaction. Accordingly, as described below, in making their determination to proceed with the Transaction, the Special Committee and the Board considered other methods of effecting a deregistration transaction, such as a reverse stock split, as well as maintaining the status quo. When considering the various alternatives to the Transaction, the primary focus was the level of assurance that the selected alternative would result in the Company maintaining fewer than 300 record owners of its Common Stock, thus allowing the Company to achieve its objective, relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions. The Special Committee and the Board ultimately concluded that the Transaction would be the best approach to achieve this objective at the time of their determination. In making its determination, the Special Committee and the Board considered the alternative transactions discussed below.

Reverse Merger and Sale of Substantially All Assets

Under this alternative, we considered (subject to the stockholders’ approval) negotiating a merger of an operating company with cash to support our clinical trials into Anebulo or in connection with a simultaneous sale of substantially all of our assets. However, at the time of approving the Transaction, the Special Committee and the Board concluded this alternative would take an extended amount of time while likely incurring significant legal and audit fees to complete, and, there would be no assurance that the potential buyers with whom the Company had been engaging would proceed to completion of the merger or sale. In addition, there could be no assurance that other potential buyers would be found or, if found, that such potential buyers would proceed to completion of the merger or sale.

Reverse Stock Split

In this alternative, we would effect a reverse stock split of our Common Stock at a ratio chosen such that any stockholder owning less than a minimum number of Shares would be entitled to a fractional share interest following the effectiveness of the reverse stock split, and would receive a cash payment in lieu of such fractional share interest. Conducting a reverse stock split on these terms would have the effect of reducing the number of holders of record of our Common Stock. If we were to pursue this alternative, our Board would select a reverse stock split ratio with the goal of maintaining the number of record holders of our Common Stock below 300, which is the level at or above which SEC public reporting is required. As described in “—Background of the Transaction,” the Special Committee and the Board initially recommended that we pursue a reverse stock split as a means of effecting the “going private” transaction, and we filed a preliminary proxy statement seeking approval from our stockholders in order to effect the Reverse Stock Split Transaction. However, subsequent to announcing the proposed Reverse Stock Split Transaction, we determined that the number of fractional shares that would result from such a reverse stock split would make the cash payments due in respect of such fractional shares too high, and that making such payments would not be in the best interest of the Company or our stockholders. Therefore, the Special Committee determined to recommend to the Board that it abandon the Reverse Stock Split Transaction. On December 17, 2025, the Board determined to abandon the Reverse Stock Split Transaction.

Maintaining the Status Quo

The Special Committee and the Board also considered maintaining the status quo. In that case, we would continue to incur the significant expenses of being an SEC reporting company, without enjoying the benefits traditionally associated with SEC reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity and the ability to use our Common Stock as currency for acquisitions. However, the Special Committee and the Board believed that becoming a private company would be in the best interests of our stockholders for the reasons discussed above in “Special Factors—Purpose of and Reasons for the Transaction.” Accordingly, the Special Committee and the Board rejected this alternative.

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Effects of the Transaction (including the Offer)

Effect of the Transaction (including the Offer) on the Company

Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations. The Transaction is designed to enable us to maintain the number of our stockholders of record below 300, which is the level at or above which SEC public reporting is required. In determining whether the number of our stockholders of record remains below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of our Shares. Based on the November Stockholder Data, there were less than 300 holders of record of our Shares of Common Stock and we estimate that there were approximately 3,000 beneficial holders in “street name.”

Assuming the Board determines that we have fewer than 300 record holders of our Common Stock after completion of the Offer, we currently intend to file a Form 25 with the SEC to delist our Common Stock from The Nasdaq Stock Market and to deregister our Common Stock under Section 12(b) of the Exchange Act. We expect the delisting of our Common Stock will be effective 10 days after we file the Form 25 with the SEC and the deregistration of our Common Stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25. Our duty to file periodic and current reports under Section 13(a) of the Exchange Act and the rules and regulations thereunder as a result of our Common Stock’s registration under Section 12(b) of the Exchange Act will be suspended 10 days after we file the Form 25 with the SEC. We will also be required to terminate our registration under other applicable provisions of the Exchange Act by filing a Form 15. When we file the Form 15 with the SEC, we must certify to the SEC that we have less than 300 stockholders. During the ten day period between the filing of the Form 25 and the Form 15, the number of holders of record can change due to broker “kick-outs”, ordinary trading or intentional actions of stockholders. The risk is that, as a result of these changes in stock ownership, at the end of the ten day period, it is possible that the number of our record holders exceeds 300, and we would be unable to file the Form 15 and complete the deregistration process. If this were to occur, the Company would have already delisted from Nasdaq and therefore would continue as a public company trading on the OTC.

Assuming there is not an issue certifying to the SEC that we have less than 300 holders, ten days after filing the Form 25, we intend on filing a Form 15. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act. However, on the first day of any fiscal year we have 300 or more stockholders of record, we will once again become subject to the reporting requirements of the Exchange Act.

Conduct of Our Business. If we proceed with the Transaction, we will continue to pursue our strategy to develop our product candidate, and we will have additional corporate governance flexibility as a result of no longer needing to comply with corporate governance rules applicable to publicly listed companies. The Board does not have definitive plans for adjustments to our existing management structure and Board size in connection with the Transaction. However, the Board may decide in the future to adjust our management structure and Board size in order to reduce costs. We also believe our management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and Sarbanes-Oxley Act, will have more time to devote to developing our product candidate and revenue producing activities.

Reduced Costs and Expenses. We expect to save approximately $1.3 million on an annual basis by becoming a non-reporting company, which would include reduced costs of an annual financial statement audit by a public accounting firm, given the reduced scope as a result of no longer being subject to SEC reporting requirements.

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Effect on Stockholders Who Tender All of their Shares in the Offer

The Offer may give stockholders the opportunity to obtain cash for their Shares in a relatively limited trading market at a premium over market prices prevailing at the time of our public announcement of the Transaction depending on how many other stockholders tender in the Offer. Following the Transaction, stockholders who tender all of their shares of Common Stock, and whose tender of such Shares is accepted without proration would cease to be stockholders of the Company. Such stockholders will have no further financial interest in us with respect to their cashed-out Shares and thus will not have the opportunity to participate in the potential appreciation in the value of such Shares or our future growth.

Effect of the Transaction on Unaffiliated Continuing Stockholders

Following the Transaction, stockholders who elect to not tender all of their Shares of Common Stock, or whose tender of Shares is accepted subject to proration, would remain stockholders of the Company and would receive a cash payment of $3.50 per share, without interest, only for those Shares that are tendered and accepted.

For those unaffiliated stockholders who continue to own Shares of Common Stock following the completion of the Offer, the Transaction may have the following effects:

Reduction in Information about the Company for Continuing Stockholders. If we complete the Transaction as described in this Offer, our Common Stock will no longer be registered under the Exchange Act, and we will no longer be a reporting company under the Exchange Act. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Continuing stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of holding meetings.

Financial Effect of the Transaction. Assuming that the Offer is fully subscribed, the aggregate purchase price of the Shares tendered and accepted will be approximately $1.05 million. In addition, we estimate that our total professional fees and other expenses in connection with the Offer and the “going private” transaction will total approximately $1.2 million. However, this total amount could be larger or smaller than the estimate set forth above, which has been provided for illustrative purposes only, depending on, among other things, an increase in the costs and expenses of the Transaction. We intend to pay approximately $2.3 million for the purchase of the Shares and the “going private” transaction, including related fees and expenses, with cash on hand. See “Special Factors—Source of Funds and Expenses.” We expect these costs to be offset over time by the cost savings of approximately $1.3 million per year we expect to realize as a result of the Transaction. See “Special Factors—Purpose of and Reasons for the Transaction.”

Limited Liquidity and Possible Decline in the Value of Our Common Stock. After we complete the Transaction, we will no longer be listed on Nasdaq, which we believe is likely to have an adverse effect on the liquidity of our Common Stock. Any trading in our Common Stock after giving effect to the Transaction will only occur in privately negotiated sales and potentially on an OTC market, but only if one or more brokers choose to make a market for our Common Stock on any such market and complies with applicable regulatory requirements, which is expected to adversely affect the liquidity of our Common Stock and result in a significantly increased spread between the bid and asked prices of our Common Stock. Additionally, the overall price of our stock may be significantly reduced due to the potential that investors may view the investment as inherently riskier given the fact that publicly available information about the Company will be significantly more limited, as well as due to possible limited liquidity of our Common Stock.

The possible limited liquidity of our Common Stock, the termination of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our Common Stock under the Exchange Act will make trading in our Shares of Common Stock following the Transaction more difficult, which may cause the value of our Common Stock to decrease.

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Limited Regulatory Oversight. After giving effect to the Transaction, we will no longer be subject to reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes–Oxley Act and the listing standards of any national securities exchange.

Loss of Access to Public Markets. We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

Aggregate Stockholders’ Equity. Our aggregate stockholders’ equity will decrease as a result of the Offer and the Transaction due to the expenditure of cash in connection with payments for Shares tendered and accepted and with fees and expenses related to the Transaction.

Filing Requirements Reinstituted. The Transaction will merely suspend our reporting obligations under the Exchange Act. If on the first day of any fiscal year we have 300 or more stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

Effect of the Transaction (including the Offer) on Affiliated Continuing Stockholders

Shares held by affiliated stockholders will be treated in the same manner as Shares held by unaffiliated stockholders. Each of our directors and their respective affiliates, who together hold or share the power to vote approximately 78.2% of our outstanding Shares as of December 19, 2025, have indicated that they will not tender any Shares in connection with the Offer. Upon completion of the Offer, the aggregate number of Shares of our Common Stock owned by our directors and their respective affiliates will remain unchanged, however their percentage ownership will increase slightly. Our executive officers do not hold any outstanding Shares as of December 19, 2025. See “Special Factors—Interests of Executive Officers, Directors and 10% Stockholders.”

Effect of the Transaction (including the Offer) on Warrant Holders and Optionholders

As of December 19, 2025, the Company has warrants to purchase 2,264,650 Shares of Common Stock outstanding. The exercise prices of the warrants exceed the $3.50 per share offered in the Offer. The Company does not anticipate that any warrant holder will exercise their warrants prior to the Offer.

As of December 19, 2025, the Company has options to purchase 3,218,255 Shares of Common Stock outstanding. The exercise prices of the options vary. The Company does not anticipate that any optionholder will exercise their options prior to the Offer.

Reservation of Rights

The Board presently believes the Offer and the Transaction are in the best interests of stockholders. However, the Board reserves the right to decide, in its discretion, to abandon the Offer and the Transaction prior to their completion. The Board believes that it is prudent to recognize that, between the date of this Offer and the completion the Offer and the Transaction, factual circumstances could possibly change such that it might not be appropriate or desirable to complete the Offer or the Transaction. The Board will consider whether completing the Offer and the Transaction continues to be in the best interests of stockholders in deciding whether to go forward with the Offer and the Transaction. The Board has not set any specific criteria for determining whether the Offer or the Transaction will continue to be in the best interests of stockholders, and has not set a date by which such determination would be made. The Board will make its decision based on its business judgment at a time deemed appropriate and based on then existing facts and circumstances. If the Board decides to abandon the Offer and the Transaction before their completion, the Board will notify the stockholders of such decision promptly by the filing of a Current Report on Form 8-K with the SEC. See “—Termination of Transaction.” The Board could determine to abandon the Offer or the Transaction for any reason, and it may deregister and delist the Common Stock without completing the Offer if the number of record holders of our Common Stock remains below 300.

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Nasdaq; OTC Market

Our Common Stock is currently listed on Nasdaq. To obtain the cost savings we anticipate by no longer preparing and filing annual, periodic and current reports with the SEC and paying Nasdaq listing fees, our Common Stock will need to be delisted from Nasdaq. Any trading in our Common Stock after the Transaction will only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers choose to make a market for our Common Stock on any such market and comply with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

Fairness of the Transaction

The Special Committee and the Board fully considered and reviewed the terms, purpose, alternatives and effects of the proposed Transaction, and each has unanimously determined that the Transaction is procedurally and substantively fair to all stockholders of the Company, including the unaffiliated stockholders who tender their Shares and receive payment in the Transaction and unaffiliated stockholders who will continue as owners of the Company. The Board has unanimously approved the Transaction.

Substantive Fairness

The Special Committee and the Board considered, among other things, the factors listed below, as well as the alternatives to the Transaction as noted above in “Special Factors—Alternatives to the Transaction,” in reaching their conclusions as to the substantive fairness of the Transaction to our unaffiliated stockholders. The Special Committee and the Board did not assign specific weight to any factors they considered, nor did they apply them in a formulaic fashion, although they particularly noted the opportunity in the Transaction for stockholders to sell their holdings at a premium over market prices prevailing at the time of our public announcement of the Transaction. as well as the significant anticipated cost and time savings for the Company resulting from the Transaction, which will benefit unaffiliated stockholders who will continue as owners of the Company. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Special Committee and the Board in their determinations.

Current and Historical Market Prices of the Company’s Common Stock. The Special Committee and the Board considered both the historical market prices and as well as the current market prices of our Common Stock. On July 11, 2025, which was prior to the announcement of our intention to “go private,” our Common Stock closed at $1.66 per share. As of July 11, 2025, the 52-Week high and low sales prices ranged from $3.08 to $0.80, the 30-Day VWAP was $1.62 and the 90-day VWAP was $1.40. On December 19, 2025 our Common Stock closed at $2.17 per share. As of December 19, 2025, the 52-Week high and low sales prices ranged from $3.42 to $0.80, the 30-Day VWAP was $2.29 and the 90-day VWAP was $2.43. The Purchase Price of $3.50 per share represents (a) a 111%, 116%, and 150% premium to the July 11, 2025 closing price, the 30-Day VWAP and 90-day VWAP, respectively, and (b) a 61%, 53%, and 44% premium to the December 19, 2025 closing price, the 30-Day VWAP and 90-day VWAP, respectively. The Special Committee and the Board determined that, as a result these premiums, the Purchase Price was a fair price for the Shares of Common Stock being tendered in the Transaction in light of the factors considered by the Special Committee. See also Section 8 of the Offer to Purchase for more information about our current and historical stock prices.

Limited Trading Volume. The Special Committee and the Board considered trading activity of the Company’s Common Stock: as of July 11, 2025, which was prior to the announcement of our intention to “go private,” the 30-day average volume was 16,263 Shares and the 90-day average volume was 24,878 Shares. The Company’s Common Stock price is sensitive to large volume transactions. After the announcement of our intention to “go private,” the Company has seen episodes of increased trading volume. However the Company has not seen sustained and continuously increased trading volume. The Special Committee and the Board believe that the Transaction will provide a number of the Company’s stockholders with the opportunity to obtain cash for their Shares in a limited trading market.

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Net Book Value. Net book value is based upon the historical cost of the Company’s assets and ignores the value of the Company as a going concern. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because the Company operates as going concern business and is not asset intensive, the Board did not consider the Company’s net book value.

The Tender is Voluntary. The Offer is voluntary; no stockholder is required to tender Shares. Stockholders are able to make an informed decision with respect to what is in the stockholder’s best interests.

Liquidation Value. Our Board viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the fairness of the Purchase Price to be paid in the tender offer. Given that the Company’s assets are primarily intellectual property, software and know-how, the Board determined that the value of the business is better reflected based on continuing operations, and not from a liquidation perspective.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Common Stock. The Transaction will not affect holders of our Common Stock differently on the basis of affiliate status. The sole determining factor in whether a stockholder will no longer hold our Common Stock after the Transaction or will continue as a holder of our Common Stock as a result of the Transaction is the number of Shares of our Common Stock that they choose to tender.

Minimal Effect on Voting Power. The Transaction will have a minimal effect on the voting power of the Company’s stockholders. The voting and other rights of our Common Stock will not be affected by the Transaction other than as set forth in the next sentence. The only effect of the Transaction on the Company’s voting power will be a slight change in the overall ownership percentage of the stockholders who continue as owners of the Company.

Fair Market Value. In determining the Purchase Price to be paid in connection with the Offer, the Special Committee and the Board considered the value of the Company’s Shares on the basis of a going concern based on the income approach and the market approach, as presented in its financial advisor’s report.

Net Book Value, Going Concern Value or Liquidation Value. The Special Committee and the Board did not consider the Company’s net book value, going concern value or liquidation value to be material to determining the Purchase Price in the Offer for several reasons, including that the Company operates as a going concern business and is not asset intensive.

Prices at Which the Company’s Affiliates Have Purchased Shares in the Recent Past. On December 22, 2024, the Company entered into a securities purchase agreement with several institutional accredited investors (the “December Investors”), including 22NW pursuant to which we issued and sold to the December Investors an aggregate of 15,151,514 Shares of Common Stock, including 10,101,010 Shares issued and sold to 22NW (the “Private Placement”). The purchase price of each Share of Common Stock was $0.99. The Private Placement closed on December 23, 2024. We received aggregate gross proceeds from the Private Placement of approximately $15 million, including approximately $10 million from 22NW, before deducting estimated offering expenses payable by us. Mr. English, a member of our Board of Directors, is the Manager of 22NW Fund GP, LLC, which is the General Partner of 22NW, and therefore may be deemed to beneficially own the securities owned directly by 22NW. The Transaction price of $3.50 per Share is in excess of recent purchases by Company affiliates and the other December Investors. Accordingly, the Special Committee and the Board believe this analysis supports its determination that the Transaction is fair to unaffiliated stockholders.

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Opinion of the Financial Advisor. The Special Committee and the Board considered the bring-down opinion of Houlihan Capital that reflected the change in the transaction from a reverse stock split to a cash tender offer and which was rendered to the Special Committee as of December 17, 2025 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Transaction is fair from a financial point of view to the unaffiliated stockholders of the Company. For more information about the opinion you should read the discussion below under “Fairness Opinion of Financial Advisor” and a copy of the opinion of Houlihan Capital attached as Exhibit (c)(1) to the Schedule TO. The Special Committee and the Board believe the opinion of the financial advisor supports their determination that the transaction is fair to unaffiliated stockholders.

Opportunity to Liquidate Shares of Common Stock. The Special Committee and the Board considered the opportunity the Transaction may present for stockholders who tender their Shares pursuant to the Offer to liquidate their holdings, particularly given the relatively illiquid market for Shares of the Company’s Common Stock, at a price that represents a premium over market prices prevailing at the time of the announcement of our intention to “go private.” The Special Committee and the Board believe this opportunity is a benefit to stockholders, and, accordingly, the availability of this opportunity supports its determination that the Transaction is fair to unaffiliated stockholders.

No Firm Offers. Despite multiple efforts, during the two year period prior to the time that the Special Committee and the Board approved the Transaction, the Board did not have the benefit of any firm offers by any affiliate or unaffiliated person for the merger or consolidation of Anebulo with or into any other company, the sale or other transfer of all or any substantial part of our assets.

Procedural Fairness

In addition to the fairness of the substance of the Transaction, the Special Committee and the Board believe that the process by which decisions were made regarding the Transaction is procedurally fair to the Company’s unaffiliated stockholders.

We did not retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Transaction, nor were special provisions made to grant unaffiliated stockholders access to the Company’s corporate files or to obtain counsel or appraisal services. The Board established the Special Committee for the purpose of evaluating strategic alternatives, including a potential “going private” transaction and deferred full control of the evaluation and structure of any potential transaction to the Special Committee’s review. In addition, in forming the Special Committee, the Board restricted itself from taking any action with respect to a “going private” transaction unless such action was recommended by the Special Committee. The Board believes that the Special Committee, whose members are each independent within the meaning of Nasdaq Corporate Governance Listing Standards and Section 10A-3(b) of the Exchange Act and disinterested vis-à-vis the contemplated “going private” transaction, was sufficient to protect the interests of unaffiliated stockholders. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the Special Committee did retain Houlihan Capital, an unaffiliated financial advisor, for the purpose of preparing a report concerning the fairness of the Transaction, from a financial point of view, to the unaffiliated stockholders of the Company.

The Special Committee and the Board believe this filing, along with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Transaction, and that no special provision for the review of our files was necessary. The Special Committee and the Board of Directors noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.

The Special Committee determined not to engage separate outside legal counsel. The Special Committee determined that engaging separate outside legal would not be cost-justified in light of the Company’s cash constraints and solvency concerns. Moreover, the Special Committee determined to rely on the Company’s outside legal counsel, Blank Rome, to advise both the Special Committee and the Company because of its experience and expertise in both corporate and securities matters, including transactions similar to the Transaction, and corporate governance and fiduciary matters. In addition, the Special Committee believed that being advised by Blank Rome would be beneficial to the Special Committee due to Blank Rome’s familiarity with the Company and its circumstances having served as outside counsel to the Company for its strategic review process and other specific matters. The Special Committee determined that there were no relationships that would impair Blank Rome’s ability to provide fully independent advice to the Special Committee. Therefore, neither the Special Committee nor the Board believe that the lack of independent legal counsel for the Special Committee negatively impacted procedural fairness of the Transaction.

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The Special Committee and the Board believe that the procedural fairness of the Transaction to unaffiliated stockholders is also evidenced by the below factors:

●	the Offer and the Transaction will be effected in accordance with all applicable requirements of Delaware law and our organizational documents;

●	all stockholders, including affiliated and unaffiliated stockholders will be treated equally as a result of the Offer and the Transaction;

●	participation in the tender offer is voluntary.

The Company intends to treat stockholders holding Common Stock in “street name” in the same manner as stockholders whose Shares are registered in their own names.

Conclusion of the Special Committee

Based on the foregoing analyses, including a consideration of the disadvantages of the Transaction (including the Offer), the Special Committee believes that the Transaction, including the specific terms of the Offer, is procedurally and substantively fair to unaffiliated stockholders of the Company, regardless of whether such unaffiliated stockholder tenders all of their Shares for cash or continues to be a stockholder following the completion of the Offer and the Transaction. As a result, at a meeting held on December 17, 2025, the Special Committee unanimously approved the Transaction and recommended to the Board of Directors that it approve the Transaction.

Conclusion of the Board

Based on the foregoing analyses, including a consideration of the disadvantages of the Transaction (including the Offer), the Board believes that the Transaction, including the specific terms of the Offer, is procedurally and substantively fair to unaffiliated stockholders of the Company, regardless of whether such unaffiliated stockholder tenders all of their Shares for cash or continues to be a stockholder following the Offer and the Transaction. As a result, at a meeting held on December 18, 2025, the Board unanimously determined that the Transaction is in the best interests of the Company’s stockholders (including unaffiliated stockholders) and unanimously approved the Transaction.

Fairness Opinion of Financial Advisor

Set forth below is a summary of the material financial analyses presented by Houlihan Capital to the Special Committee and shared with the Board in connection with rendering its Bring Down Opinion, a copy of which is attached to this Offer to Purchase as Annex A. The summary set forth below does not purport to be a complete description of the analyses performed by Houlihan Capital in this regard. Certain summaries of financial analyses include information set forth in tabular format. In order to fully understand the financial analyses used by Houlihan Capital, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The preparation of the Bring Down Opinion regarding fairness, from a financial point of view, involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances, and, therefore, such Bring Down Opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Houlihan Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying the Houlihan Capital Bring Down Opinion.

No company or transaction used in the analyses described below is identical to the Company or the Transaction. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the Transaction or the public trading or other values of the Company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, in performing such analyses, Houlihan Capital relied on data and information prepared by several publicly available sources, as well as the Company, any of which may or may not prove to be accurate.

Houlihan Capital, a Financial Industry Regulatory Authority member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company and has provided no previous investment banking or consulting services to the Company other than issuing the original July 15, 2025 opinion. Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Bring Down Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated June 11, 2025 (which was amended on November 21, 2025), the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services. Houlihan Capital has received a non-contingent fee of $75,000 for the original July 15, 2025 opinion, and a non-contingent fee of $15,000 for the Bring Down Opinion from the Company relating to its services in providing this Bring Down Opinion and related advisory. Other than with respect to the Transaction, there are no material relationships that existed prior to the date of this Bring Down Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Houlihan Capital and any party to the Transaction.

In addition, the Company has agreed to reimburse Houlihan Capital for its reasonable and documented out-of-pocket expenses (including attorneys’ fees, expenses and disbursements) incurred in connection with, and to indemnify Houlihan Capital and related persons against certain liabilities arising out of, its engagement, including liabilities arising under the federal securities laws. Houlihan Capital may provide financial or other services to the Company in the future and in connection with any such services Houlihan Capital may receive compensation.

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The preparation of the Bring Down Opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of the Bring Down Opinion, subject to the assumptions, qualifications, and limitations set forth therein, whether or not favorable, to the Special Committee of the Company as to whether, as of the date of such Bring Down Opinion, the transaction consisting of a cash tender offer by the Company to purchase shares of its common stock at a price of $3.50 per share with the intent of taking the Company private (the “Transaction”), is fair from a financial point of view to the unaffiliated stockholders of the Company. The Bring Down Opinion of Houlihan Capital addresses only the fairness, from a financial point of view, of the cash consideration to be paid in the Transaction to the unaffiliated stockholders of the Company. Houlihan Capital was not requested to opine as to, and its Bring Down Opinion does not address:

●	Underlying business decision of Company or any other party to proceed with or effect the proposed Transaction;
●	Financial fairness of any aspect of the proposed Transaction not expressly addressed in its Bring Down Opinion;
●	Terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof;
●	Fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in its Bring Down Opinion;
●	Relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company; or
●	Tax, accounting, or legal consequences of the proposed Transaction to either the Company or any other party.

Furthermore, no opinion, counsel, or interpretation was intended with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice.

In connection with its Bring Down Opinion, Houlihan Capital made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Capital has:

●	Held discussions with certain members of the Company’s senior management regarding the Transaction, the historical performance of the Company (giving effect to the Transaction), and the future outlook for the Company;
●	Review of information provided by the Company including, but not limited to:

○	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;
○	The Company’s scenario-based revenue projections for Selonabant, dated November 26, 2024 (latest available as of the date of the Bring Down Opinion);
○	The Opportunity Assessment Report presented by IQVIA for the Company, dated November 26, 2024 (latest available as of the date of the Bring Down Opinion);

●	Reviewed the industry in which the Company operates, which included a review of (i) certain industry and economic research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses; and
●	Developed indications of value for the Company using generally accepted valuation methodologies.

In rendering its Bring Down Opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy and completeness of all data, material, and financial, legal, tax, operating and other information (including, without limitation, the financial statements and related notes thereto of the Company) furnished or otherwise made available to them, discussed with them or reviewed by them, and did not assume responsibility for such information. Houlihan Capital did not assume any responsibility to perform, and did not perform, an independent evaluation, physical inspection, or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such valuations or appraisals. Additionally, Houlihan Capital did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation or any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Houlihan Capital also assumed that the Transaction will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in the draft tender offer documents reviewed by it, without any regulatory restrictions, conditions, amendments, or modifications. Houlihan Capital also assumed in its Bring Down Opinion that the tender offer documents will be identical in all material respects to the latest available draft reviewed by Houlihan Capital; that the Transaction will be consummated in a timely manner and in accordance with the terms set forth in the tender offer documents without waiver, modification, or amendment of any material term, condition, or agreement; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or on the contemplated benefits of the Transaction.

With respect to the data and discussions relating to the business prospects and financial outlook of the Company, Houlihan Capital assumed that the financial analyses and forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such financial analyses and forecasts. Houlihan Capital further relied on the assurances of members of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.

Houlihan Capital’s Bring Down Opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its Bring Down Opinion. Houlihan Capital did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its Bring Down Opinion, or otherwise comment on or consider events occurring after the date of its Bring Down Opinion.

Summary of Financial Analyses Performed by Houlihan Capital. Among other things, Houlihan Capital based its analyses on the financial forecasts provided by the Company. The Company’s financial forecasts were produced entirely by the Company’s management without any input from Houlihan Capital. Company Management provided 10-year revenue projections for the Company. Management estimated first year revenues for Selonabant to begin in 2028. Company management’s projections contained three scenarios, differentiated primarily by Selonabant’s treatment price, access, and promotional reach:

●	Scenario 1 – Selonabant low treatment price, high access, moderate promotional reach.
●	Scenario 2 – Selonabant moderate treatment price, moderate access, moderate promotional reach.
●	Scenario 3 – Selonabant high treatment price, low access, high promotional reach.

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The table below provides a summary of the Company’s Scenario 1 financial forecast assuming the Company continues in its present state, as an SEC filing company.

	Fiscal Year Ended June 30
(in actuals)	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Selonabant Treatment Price	$10.0	$10.2	$10.4	$10.6	$10.8	$11.0	$11.3	$11.5	$11.7	$12.0
Total Patient Volume	4,321	8,288	12,551	15,939	18,400	20,240	22,264	24,491	26,940	29,634
Total Net Revenue (Millions)	$43.2	$84.5	$130.6	$169.1	$199.2	$223.5	$250.7	$281.3	$315.6	$354.2

The key inputs used in calculating implied Enterprise Values, Equity Values, and Equity Values per Share are as follows:

Cash and equivalents (as of December 15, 2025)	$9.1 million
Debt (as of December 15, 2025)	$3.0 million
Shares outstanding (as of December 15, 2025)	41,084,731

In arriving at its Bring Down Opinion, in addition to reviewing the matters listed above, Houlihan Capital used the following approaches to evaluate the fairness, from a financial point of view, of the consideration to be paid in the Transaction to the common stockholders of the Company, excluding affiliates of the Company:

●	Market Approach: Guideline Public Company Method;
●	Market Approach: Guideline Transaction Method; and
●	Income Approach: Discounted Cash Flow Method.

An adjusted book value approach was considered but ultimately not used as the Company operates as going concern business and is not asset intensive.

Market Approach: Guideline Public Company Analysis. Houlihan Capital used S&P Capital IQ to conduct a comprehensive screening process to identify guideline public companies that, while not exact matches, were reasonably comparable to the Company. Using professional judgment, Houlihan Capital considered factors such as industry classification, therapeutic focus, clinical phase, enterprise value, and business scale. The search focused on clinical-stage companies engaged in developing investigational drug candidates with therapeutic focuses on (i) CB-1 receptor antagonism, (ii) acute/emergency hospital care, (iii) CNS depression, and/or (iv) broader CNS therapeutic applications. Companies were filtered based on similarities in product development, maturity, relative size, and market orientation, resulting in a peer set of 12 public companies that reflects the subject company’s position within the biopharmaceutical landscape.

Houlihan Capital ultimately selected the first quartile of the data for the low indication of enterprise value and the third quartile of the data for the high indication of enterprise value. The table below lists the guideline public companies analyzed:

Company	TEV (Millions)
Addex Therapeutics Ltd (NASDAQ:ADXN)	$5.2
Aelis Farma SA (ENXTPA:AELIS)	$12.8
CervoMed Inc. (NASDAQCM:CRVO)	$50.0
Cognition Therapeutics, Inc. (NASDAQCM:CGTX)	$102.3
Corbus Pharmaceuticals Holdings, Inc. (NASDAQCM:CRBP)	$73.7
Ensysce Biosciences, Inc. (NASDAQCM:ENSC)	$2.9
Grace Therapeutics, Inc. (NASDAQCM:GRCE)	$33.3
InMed Pharmaceuticals Inc. (NASDAQCM:INM)	$-4.0
Klaria Pharma Holding AB (publ.) (OM:KLAR)	$17.2
Skye Bioscience, Inc. (NASDAQ:SKYE)	$-0.4
Vistagen Therapeutics, Inc. (NASDAQCM:VTGN)	$98.1
Nasus Pharma Ltd. (NYSEAM:NSRX)	$63.1

Third Quartile	$65.8
Mean	$37.8
Median	$25.2
First Quartile	$4.6

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Market Approach: Guideline Transaction Analysis. Houlihan Capital analyzed the values of comparable companies from M&A transactions that closed within the last 3 years. As with the Guideline Public Company method, Houlihan Capital utilized S&P Capital IQ to conduct a comprehensive screening to identify acquired companies that, while not exact matches, were reasonably comparable to the Company, resulting in a peer set of 8 acquired companies that reflects the subject company’s position within the biopharmaceutical landscape.

As part of the analysis, Houlihan Capital adjusted the reported enterprise values of the acquired companies by removing any implied deal premiums to arrive at a normalized, pre-acquisition enterprise value. In the absence of available premium data on S&P Capital IQ, Houlihan Capital selected a premium of 59.8%, based on the average premium paid for companies in the pharma-biotech subset in 2023 (latest available).

While the acquired companies in these transactions were generally at more advanced stages of development, often in Phase III or nearing regulatory approval, this is consistent with typical M&A behavior as acquirers tend to target companies with greater clinical validation, regulatory visibility, and proximity to revenue generation. Although the subject company is earlier in its development cycle, these transactions still offer a relevant benchmark by illustrating market-based valuations for assets in adjacent therapeutic areas with similar commercial potential. Houlihan Capital ultimately selected the first quartile of the data for the low indication of enterprise value and the third quartile of the data for the high indication of enterprise value. The table below lists the guideline transactions analyzed:

Buyer	Target	Transaction Closing Date	Implied Transaction TEV	Deal Premium Paid	Adjusted TEV (Millions)
Double Point Ventures LLC	Lumos Pharma, Inc.	12/12/2024	$40.9	58.2%	$25.8
Biohaven Ltd.	Pyramid Biosciences, Inc.	1/31/2024	$50.8	59.8%	$31.8
Zevra Therapeutics, Inc.	Acer Therapeutics Inc.	11/17/2023	$135.6	5.2%	$129.0
Harmony Biosciences Holdings, Inc.	Zynerba Pharmaceuticals, Inc. (nka:Harmony Biosciences Management, Inc.)	10/10/2023	$174.4	59.8%	$109.1
Indivior PLC	Opiant Pharmaceuticals, Inc.	3/2/2023	$190.0	194.7%	$64.5
Syncona Limited; Syncona Investment Management Limited	Applied Genetic Technologies Corporation (nka:Beacon Therapeutics (USA), Inc.)	11/30/2022	$59.2	41.6%	$41.8
Neurocrine Biosciences, Inc.	Diurnal Group plc (nka:Diurnal Group Limited)	11/1/2022	$34.7	144.4%	$14.2
Genfit S.A.	Versantis AG	9/29/2022	$107.2	59.8%	$67.1

Third Quartile			$145.3	59.8%	$77.6
Mean			$83.2	62.4%	$60.4
Median			$99.1	59.0%	$53.2
First Quartile			$48.4	14.3%	$30.3

Houlihan Capital applied equal weighting to the results of both the guideline public company and guideline transaction methods, given comparable confidence in each.

	Indicated Fair Market Value of Enterprise (Millions)
Valuation Methodology	Low	High
Market Approach: GPC Method	$4.6	$65.8
Market Approach: GT Method	$30.3	$77.6

Indicated Enterprise Value	$17.5	$71.7

Income Approach: Discounted Cash Flow Method. Based on an opportunity assessment analysis performed by IQVIA in November 2024, feedback from 10 healthcare providers in various roles across emergency medicine, pediatric emergency medicine, and intensive care indicated Selonabant’s use would be limited if its treatment price approached the range of the Scenario 2 and Scenario 3 projections. Based on this feedback, and after discussions with Company management, the Scenario 1 projections appeared to be the most reasonable and reliable scenario for the utilization of the DCF.

The present value of the enterprise cash flows during the discrete projection period and the terminal value were calculated using a selected discount rate, as determined pursuant to the analysis described below.

Houlihan Capital applied a 12.1% cash flow margin in its analysis, sourced from IBISWorld’s report Biotechnology in the U.S., published March 2025. This margin reflects the 5-year average profit margin of companies across the biotechnology industry between 2020 and 2025, including a variety of business models, developmental stages, and therapeutic focuses. The use of this industry-wide benchmark provides a balanced and objective basis for estimating long-term profitability in the sector.

The Company is an early-stage company that is projected to experience significant growth in revenue and margins over the forecast period. Traditional methods used to derive discount rates, the capital asset pricing model and build-up approaches, would be unreliable in quantifying the required rate of return on the Company’s projected cash flows because they rely on risk and return data for companies that are mature and are projected to have slower growth. Instead, Houlihan Capital relied on a survey of the rates of return sought by private equity, venture capital, and angel investors published by Pepperdine University.

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In selecting discount rates to apply to the Company, Houlihan Capital noted the first quartile, median, and third quartile required rates of return indicated for early-stage venture capital-backed companies and smaller private equity-backed companies. Required rates of return were generally in the 22% to 42% range. Houlihan Capital believes that a discount rate of 30% is applicable to the Company.

Houlihan Capital discounted the projected free cash flows of the Company to the date of the Bring Down Opinion, applying the discount rate concluded for the Company and a mid-period convention. The mid-period convention is typical to valuation practice when discounting cash flows that are estimated to be generated and received on an on-going basis throughout the applicable period, such as is the case with revenues, profits, and cash flows from an operating business.

Next, Houlihan Capital determined a terminal value for the Company at the end of the explicit projection period under an exit multiple methodology.

The exit multiple applied was 1.25x terminal year revenue, determined through a combination of market-based observations and professional judgment. In selecting this multiple, Houlihan Capital reviewed the Enterprise Value/Revenue trading multiples of the guideline public companies. Houlihan Capital also considered data from S&P Capital IQ’s Central Nervous System market map, which provided broader insight into valuation trends within the sector. The selected multiple is below the median of the data sets mentioned, and reflects the Company’s early clinical stage, long-term growth prospects, and the risk profile typical of development-stage biotech firms.

Next, Houlihan Capital summed the present values of the Company’s projected cash flows during the discrete projection period and the present value of the terminal value to determine an indicated enterprise value for the Company.

This analysis resulted in a range of equity values per share indicated in the table below:

(Thousands, except percentages)	EBITDA Margin %
Private Capital ROR	11.1%	12.1%	13.1%
32.5%	$38,928	$41,082	$43,237
30.0%	$45,793	$48,209	$50,624
27.5%	$54,262	$56,984	$59,705

Inherent in any discounted present value analysis is the use of a number of assumptions, including the accuracy of projections and the subjective determination of a discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted present value analysis.

Valuation Conclusion. To conclude on a range of Equity Values as indicated by its analyses, Houlihan Capital considered all the values resulting from the Guideline Public Company Method, Comparable Transactions Method, and Discounted Cash Flow Method. Based on the valuation methodologies discussed above, the estimated fair value of equity range determined by Houlihan Capital is indicated in the table below:

	Market Approach		Income Approach
(Millions, except per share values)	Low	High	Low	High
Enterprise Value	$17.5	$71.7	$38.9	$59.7
Plus: Cash and equivalents	$9.1	$9.1	$9.1	$9.1
Less: Debt	$(3.0)	$(3.0)	$(3.0)	$(3.0)
Total Equity Value	$23.6	$77.8	$45.0	$65.8

Shares outstanding	41.1	41.1	41.1	41.1
Fair Market Value per Share	$0.57	$1.89	$1.10	$1.60

Based upon the foregoing, it is Houlihan Capital’s opinion that, as of the date hereof, the Transaction is fair from a financial point of view to the unaffiliated shareholders of the Company. The Bring Down Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Material Federal Income Tax Consequences

For a summary of the material U.S. federal income tax consequences of the Transaction to Anebulo and its stockholders, see Section 14.

Planned Management Structure Adjustments

The Board does not currently expect to make any adjustments to our existing management structure or Board size in connection with the Transaction. However, if we complete the Offer and proceed with the Transaction, we will have additional corporate governance flexibility as a result of no longer needing to comply with corporate governance rules applicable to publicly listed companies, and the Board may decide in the future to adjust our management structure or Board size if the Board determines that such adjustments are in the best interests of stockholders.

Interests of Executive Officers, Directors and 10% Stockholders

Each of our directors and their respective affiliates, who together hold or share the power to vote approximately 78.2% of our outstanding Shares on December 19, 2025 have indicated that they do not intend to tender any Shares pursuant to the Offer. Our executive officers do not hold any outstanding Shares as of December 19, 2025.

Assuming that an aggregate of 300,000 Shares are tendered and purchased pursuant to the Offer, upon completion of the Offer, the percentage of the Company’s Common Stock beneficially owned by the directors of the Company as a group will increase from 79.8% to approximately 80.5% based on our Shares of Common Stock outstanding on December 19, 2025, which will not affect control of the Company.

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The change in ownership percentage and the reduction in the number of Shares outstanding following the completion of the Offer may increase or decrease depending how many stockholders elect to tender their Shares pursuant to the Offer.

Anebulo’s affiliated stockholders, including our executive officers, directors and their affiliates will be treated no differently than unaffiliated stockholders. None of our executive officers, directors, their affiliates or 10% stockholders has any interest, direct or indirect, in the Transaction, other than interests arising from (i) the ownership of Shares of our Common Stock, where those executive officers, directors, their affiliates or 10% stockholders receive no extra or special benefit from the Transaction that is not shared on a pro rata basis by all other holders of our Common Stock, (ii) the ownership of stock options relating to the right to receive Shares of our Common Stock upon the vesting of these options, or (iii) the ownership of warrants relating to the right to receive Shares of our Common Stock upon the exercise of such warrants. For information relating to the securities owned by and the beneficial ownership of our Common Stock by executive officers, directors, their affiliates and 10% stockholders. See Section 11.

OUR BOARD OF DIRECTORS HAS (UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT BOARD MEMBERS) AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, OR THE DEPOSITARY AND INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR THE SPECIAL COMMITTEE, ANY MEMBER OF OUR BOARD OF DIRECTORS, OR THE DEPOSITARY AND INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

Source of Funds and Expenses

Source of Funds. We expect to pay for Shares tendered pursuant to the Offer and the costs relating to the Offer and the overall Transaction from cash on hand.

Expenses. Assuming that the Offer is fully subscribed, the aggregate purchase price of the Shares tendered and accepted will be approximately $1.05 million. In addition, we estimate that our total professional fees and other expenses in connection with the Offer and the “going private” transaction will total approximately $1.2 million. These include approximately $0.6 million for legal and accounting expenses, $0.1 million for the services of Houlihan Capital, approximately $0.4 million for directors and officers’ insurance, as well as $0.1 million for filing, printing, mailing and other miscellaneous fees. We are responsible for paying all such expenses. Our total “going private” transaction-related expenses could be larger or smaller than the estimates set forth above, which have been provided for illustrative purposes only. We intend to pay for the purchase of the Shares and the “going private’ transaction, including related fees and expenses, with cash on hand. If the Board determines that the total cash requirement of the Transaction is prohibitively expensive, it may abandon the Offer and the Transaction prior to completion.

Termination of the Transaction

See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

Appraisal Rights

The Company’s stockholders have no right to vote on the Offer and therefore have no appraisal rights.

Regulatory Approvals

We are not aware of any material governmental or regulatory approval required for the completion of the Offer and the Transaction, other than compliance with the relevant federal securities laws and Delaware law.

Litigation

There is no ongoing litigation related to the Offer or the “going private” transaction.

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Financial Information

Summary Historical Financial Information

The following summary of financial information was derived from our audited financial statements as of and for each of the years ended June 30, 2025 and 2024 and from our unaudited condensed interim financial statements as of and for the three months ended September 30, 2025 and 2024. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see Section 10.

Anebulo Pharmaceuticals, Inc.
Balance Sheets

	September 30, 2025 (unaudited)	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$10,354,773	$11,627,849
Grant receivable	9,825	73,218
Prepaid expenses	170,771	261,439
Total current assets	10,535,369	11,962,506
Other assets:
Loan commitment fees	165,670	183,110
Total assets	$10,701,039	$12,145,616

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$607,539	$224,175
Accrued expenses	356,282	263,513
Total liabilities	963,821	487,688

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 Shares authorized, no Shares issued or outstanding at September 30, 2025 and June 30, 2025	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized and 41,084,731 shares issued and outstanding at September 30, 2025 and June 30, 2025	41,086	41,086
Additional paid-in capital	85,742,993	85,505,349
Accumulated deficit	(76,046,861)	(73,888,507)
Total stockholders’ equity	9,737,218	11,657,928
Total liabilities and stockholders’ equity	$10,701,039	$12,145,616

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Anebulo Pharmaceuticals, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended September 30,
	2025	2024
Research and development	$809,991	$1,314,859
General and administrative	1,450,269	1,097,265
Total operating expenses	2,260,260	2,412,124
Loss from operations	(2,260,260)	(2,412,124)

Other (income) expenses:
Interest expense	17,439	59,697
Interest income	(109,616)	(26,006)
Grant income	(9,825)	(245,362)
Other	96	283
Other income, net	(101,906)	(211,388)
Net loss	$(2,158,354)	$(2,200,736)
Weighted average common Shares outstanding, basic and diluted	41,084,731	25,933,217
Net loss per share, basic and diluted	$(0.05)	$(0.08)

Anebulo Pharmaceuticals, Inc.
Statements of Operations

	For the Years Ended June 30,
	2025	2024
Research and development	$4,299,941	$3,548,937
General and administrative	4,923,540	4,759,818
Total operating expenses	9,223,481	8,308,755
Loss from operations	(9,223,481)	(8,308,755)

Other (income) expenses:
Interest expense	382,014	151,230
Interest income	(257,913)	(249,022)
Grant income	(864,014)	-
Other	1,195	(9,260)
Other income, net	(738,718)	(107,052)
Net loss	$(8,484,763)	$(8,201,703)
Weighted average common Shares outstanding, basic and diluted	33,820,306	25,822,258
Net loss per share, basic and diluted	$(0.25)	$(0.32)

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Anebulo Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

(unaudited)

	Three Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,158,354)	$(2,200,736)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	237,644	286,920
Amortization of loan commitment fee	17,440	59,697
Changes in operating assets and liabilities:
Grant receivable	63,393	(245,362)
Prepaid expenses	90,668	100,850
Accounts payable	383,364	95,716
Accrued expenses	92,769	212,926
Net cash used in operating activities	(1,273,076)	(1,689,989)
Net decrease in cash	(1,273,076)	(1,689,989)
Cash, beginning of period	11,627,849	3,094,200
Cash, end of the period	$10,354,773	$1,404,211

Anebulo Pharmaceuticals, Inc.
Statements of Cash Flows

	For the Years Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(8,484,763)	$(8,201,703)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,446,824	758,884
Amortization of loan commitment fee	382,014	151,230
Changes in operating assets and liabilities:
Grant receivable	(73,218)	-
Prepaid expenses	152,351	8,958
Accounts payable	67,749	(378,119)
Accrued expenses	159,356	(430,099)
Net cash used in operating activities	(6,349,687)	(8,090,849)

Cash flows from financing activities:
Proceeds from issuance of common stock	15,000,000	-
Payment of financing/offering costs	(116,664)	(62,354)
Net cash provided by (used in) financing activities	14,883,336	(62,354)

Net increase (decrease) in cash and cash equivalents	8,533,649	(8,153,203)
Cash and cash equivalents, beginning of period	3,094,200	11,247,403
Cash and cash equivalents, end of the period	$11,627,849	$3,094,200

Noncash investing and financing activities:

Financing commitment fee funded through issuance of common stock	-	654,000

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Our book value per share, computed by dividing shareholders’ equity by the number of common Shares outstanding at the end of the reporting period, as of September 30, 2025 was $0.24 per share.

Pro Forma Financial Statements (Unaudited)

The following unaudited pro forma condensed balance sheet as of September 30, 2025 and the unaudited pro forma statements of operations for the fiscal year ended June 30, 2025 and for the three months ended September 30, 2025 show the pro forma effect of the Transaction. The historical amounts as of and for the three months ended September 30, 2025 were derived from our unaudited condensed financial statements that were included on Form 10-Q for the fiscal quarter ended September 30, 2025. The historical amounts for the fiscal year ended June 30, 2025 were derived from our audited financial statements that were included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

The pro forma information below gives effect to the Transaction based on non-recurring expenses incurred to effect the Transaction. Pro forma adjustments to the pro forma condensed balance sheet are computed as if the Transaction had occurred at September 30, 2025, while the pro forma statements of operations are computed as if the Transaction had occurred on July 1, 2024, the beginning of the earliest period presented.

The pro forma information is not necessarily indicative of what Anebulo’s financial position or results of operations actually would have been if the Transaction had occurred as of the dates presented, or of Anebulo’s financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, which is incorporated by reference in this tender offer document.

Anebulo Pharmaceuticals, Inc.
Pro Forma Balance Sheets

	September 30, 2025 (Historical)	Pro Forma Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$10,354,773	(1,685,281	)(1)(2)	$8,669,492
Grant receivable	9,825	-		9,825
Prepaid expenses	170,771	-		170,771
Total current assets	10,535,369	(1,685,281)		8,850,088
Other assets:
Loan commitment fees	165,670	-		165,670
Total assets	$10,701,039	(1,685,281)		$9,015,758

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$607,539	-		$607,539
Accrued expenses	356,282	-		356,282
Total liabilities	963,821	-		963,821

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 Shares authorized, no Shares issued or outstanding at September 30, 2025 and June 30, 2025	-	-		-
Common stock, historical $0.001 par value, 75,000,000 authorized and 41,084,731 outstanding; pro forma $0.001 par value; 75,000,000 authorized and 40,784,731 outstanding, respectively	41,086	(300	)(2)	40,786
Additional paid-in capital	85,742,993	(1,049,700	)(2)	84,693,293
Accumulated deficit	(76,046,861)	(635,281	)(1)	(76,682,142)
Total stockholders’ equity	9,737,218	(1,685,281)		8,051,937
Total liabilities and stockholders’ equity	$10,701,039	(1,685,281)		$9,015,758

(1)	Represents estimated costs incurred in the Transaction of $1.2 million, of which approximately $0.6 million have been incurred through September 30, 2025. Costs primarily relate to legal fees, Directors & Officers’ insurance, and other professional fees.

(2)	Adjust for the estimated cost of repurchasing shares via the tender offer. The amount assumes the Company will repurchase 300,000 shares at a price of $3.50 per share.

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Anebulo Pharmaceuticals, Inc.
Pro Forma Statements of Operations
for the Three Months Ended September 30, 2025
(unaudited)

	Historical	Pro Forma Adjustments		As Adjusted
Research and development	$809,991	$-		$809,991
General and administrative	1,450,269	(313,938	)(1)	1,136,331
Total operating expenses	2,260,260	(313,938)		1,946,322
Loss from operations	(2,260,260)	313,938		(1,946,322)

Other (income) expenses:
Interest expense	17,439	-		17,439
Interest income	(109,616)	37,402	(2)	(72,214)
Grant income	(9,825)	-		(9,825)
Other	96	-		96
Other income, net	(101,906)	37,402		(64,504)
Net loss	$(2,158,354)	$276,536		$(1,881,818)
Weighted average common Shares outstanding, basic and diluted	41,084,731	(300,000)		40,784,731
Net loss per share, basic and diluted	$(0.05)			$(0.05)

(1)	Represents estimated cost savings of approximately $0.3 million ($1.3 million annualized) if the Transaction were effective as of July 1, 2024.

(2)	Represents decreased estimated interest income of $37 thousand resulting from a decreased net cash position due to estimated cost of “cashing out” shareholders that tender their Shares.

Anebulo Pharmaceuticals, Inc.
Pro Forma Statements of Operations
for the Year Ended June 30, 2025
(unaudited)

	Historical	Pro Forma Adjustments		As Adjusted
Research and development	$4,299,941	-		$4,299,941
General and administrative	4,923,540	(26,696	)(1)(2)	4,896,844
Total operating expenses	9,223,481	(26,696)		9,196,785
Loss from operations	(9,223,481)	26,696		(9,196,785)
Other (income) expenses:
Interest expense	382,014	-		382,014
Interest income	(257,913)	21,623	(3)	(236,290)
Grant income	(864,014)	-		(864,014)
Other	1,195	-		1,195
Total other income, net	(738,718)	21,623		(717,095)
Net loss	$(8,484,763)	5,073		$(8,479,690)
Weighted average common Shares outstanding, basic and diluted	33,820,306	(300,000)		33,520,306
Net loss per share, basic and diluted	$(0.25)			$(0.25)

(1)	Represents estimated cost savings of approximately $1.3 million if the Transaction were effective as of July 1, 2023.

(2)	Represents adjustments for $1.2 million in transaction costs associated with the “go private” transaction.

(3)	Represents decreased estimated interest income of $22 thousand resulting from a decreased net cash position due to estimated cost of “cashing out” shareholders who tender their Shares.

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THE TENDER OFFER

1. Number of Shares; Proration

General

Upon the terms and subject to the conditions of the Offer, if 300,000 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means one minute after 11:59 P.M., New York City time, on Monday, January 26, 2026, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer earlier. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

We will only purchase Shares properly tendered and not properly withdrawn. However, because of the “Odd Lot” priority and proration provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 300,000 Shares are properly tendered and not properly withdrawn. In the event of an over-subscription of the Offer as described below, Shares properly tendered prior to the Expiration Date will be subject to proration, except for Odd Lots under certain circumstances as described below. The proration period and withdrawal rights also expire on the Expiration Date. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration tenders, to the tendering stockholders at our expense promptly following the Expiration Date.

Stockholders can specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than 300,000 Shares are tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares (approximately 821,694 Shares, based on 41,084,731 issued and outstanding Shares as of December 19, 2025) without extending or amending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 15.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the SEC relating to the Offer. We do not expect, however, to announce the final results of any proration and to begin paying for tendered Shares until after the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR A FINANCING CONTINGENCY. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

As a result of the priorities described below that are applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased. As we noted above, we may elect to purchase more than 300,000 Shares in the Offer, subject to applicable law.

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If the terms and conditions of the Offer have been satisfied or waived and 300,000 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than 300,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date and of such tendered Shares 300,000 or less are tendered by Odd Lot Holders, we will purchase properly tendered Shares on the basis set forth below:

●	first, we will purchase Odd Lots (as defined below) of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference; and

●	second, after purchasing all Odd Lots that were properly tendered, we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

If the conditions to the Offer have been satisfied or waived and more than 300,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date by Odd Lot Holders (as defined below), we will purchase Shares on the following basis:

●	we will purchase all Shares properly tendered and not properly withdrawn before the Expiration Date on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares (proration will be based on the ratio of the number of Shares properly tendered by each stockholder of Shares to the total number of Shares tendered by all stockholders of Shares)

●	we will NOT prioritize Odd Lots

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts with fewer than 100 Shares. This preference will also not be available if the number of Shares tendered by Odd Lot Holders exceeds 300,000. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each stockholder tendering Shares, if any, promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders in certain circumstances) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders in certain circumstances), subject to adjustment to avoid the purchase of fractional shares. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each stockholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

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This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer

See the section above titled “Special Factors—Purpose of and Reasons for the Offer and the Transaction.”

Certain Effects of the Offer

See the section above titled “Special Factors—Effects of the Transaction (including the Offer).”

Other Plans

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current definitive plans, proposals or negotiations that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

●	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board of Directors (except that we may fill vacancies arising on the Board of Directors in the future) or to change any material term of the employment contract of any executive officer;

●	the acquisition or disposition by any person of our securities; or

●	any changes in our charter or by-laws that could impede the acquisition of control of us.

Although we currently do not have any plans other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of the matters listed above. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3. Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners desiring to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

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In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

●	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed the section entitled “Special Payment Instructions” in the Letter of Transmittal, or

●	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If payment is to be made to a person other than the registered holder, then the Letter of Transmittal must be endorsed or accompanied by an appropriate stock power, signed exactly as the name of the registered holder appears on the security position listing, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

●	a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

●	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below); and

●	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holder under certain circumstances as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal, must be made to the Depositary, and not to us or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

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Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within four (4) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Because delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal should not also be transmitted to the Depositary. Otherwise, the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you desire to tender Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

●	your tender is made by or through an Eligible Institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received or the Shares are received by means of a book-entry transfer by the Depositary, as provided below, prior to the Expiration Date; and

●	the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of one (1) Nasdaq trading day after the date of execution of that Notice of Guaranteed Delivery, confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at shareholder@broadridge.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent, who may be contacted at its telephone number listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date, and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book-Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary and Information Agent via email (at shareholder@broadridge.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

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As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to the Expiration Date, you or your institution will have one Nasdaq trading day following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next Nasdaq trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.

Stock Options

We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise in the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the dates of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Warrants

We are not offering, as part of the Offer, to purchase warrants and tenders of warrants will not be accepted. You may only tender Shares that you have acquired through settlement or exercise of such warrants. An exercise of a warrant cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. As of December 19, 2025 the Company has warrants to purchase 2,264,650 Shares of Common Stock outstanding. The exercise prices of the warrants exceed the $3.50 per share offered in the Offer. The Company does not anticipate that any warrant holder will exercise their warrants prior to the Offer.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, the Shares will be credited to the appropriate account at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion (which may be delegated in whole or in part to the Depositary), and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary and Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

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Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

4. Withdrawal Rights

You may withdraw any Shares you have tendered at any time before Expiration Date, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after the Expiration Date, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

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If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion (which may be delegated in whole or in part to the Depositary), which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Depositary and Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at shareholder@broadridge.com prior to the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment up to 300,000 Shares (or such greater number as we may elect to purchase, subject to applicable law). We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

●	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

●	any other documents required.

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We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration for each stockholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Shares tendered and not purchased, including Shares not purchased due to proration, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), will be payable on account of the transfer to that person unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

All Shares purchased by the Company will be cancelled and returned to the status of authorized but unissued shares.

6. Reserved

7. Conditions of the Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after the commencement of the Offer and at or prior to the Expiration Date any of the following events has occurred (or shall have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), make it inadvisable to proceed with the Offer or with acceptance for payment:

●	any general suspension of trading in securities on any national securities exchange in the United States or in the over-the-counter market;

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

●	the commencement or any material escalation of a war, armed hostilities or other similar national or international calamity involving the United States;

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

●	any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or other), operations, prospects, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the Shares; or (iii) materially impair the contemplated benefits of the Offer to us;

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●	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

●	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

○	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the Shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

○	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

○	seeks to require us to repurchase or redeem any of our outstanding securities other than the Shares; or

○	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, prospects, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the Shares;

●	any legal action has been taken, or we have received notice of any legal action, or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

○	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

○	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

○	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, prospects or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

●	any material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

●	a tender or exchange offer for any or all of our outstanding Shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

●	any person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before December 22, 2025), any person or group which has made such a filing on or before December 22, 2025 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares, or a new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares; or

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●	we determine that the consummation of the Offer and the purchase of the Shares is not reasonably likely to:

○	maintain the Shares to be held of record by less than 300 persons; or

○	enable us to cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above are not satisfied, we may:

●	terminate the Offer and return all tendered Shares to the tendering stockholders;

●	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

●	waive the condition or conditions and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

●	delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 15.

8. Price Range of Shares; Dividends

Price Range of Shares

Our Common Stock is traded on Nasdaq under the symbol “ANEB.” The following table sets forth the high and low sales prices reported by Nasdaq for our Common Stock during the periods indicated:

	High ($)	Low ($)
Fiscal Year Ended June 30, 2023:
First Quarter	7.00	2.78
Second Quarter	3.63	1.77
Third Quarter	3.43	2.24
Fourth Quarter	3.19	2.00
Fiscal Year Ended June 30, 2024:
First Quarter	2.78	2.10
Second Quarter	1.77	1.62
Third Quarter	2.24	2.30
Fourth Quarter	2.00	1.89
Fiscal Year Ending June 30, 2025:
First Quarter	3.08	1.72
Second Quarter	2.10	0.80
Third Quarter	2.19	0.91
Fourth Quarter	1.69	0.90
Fiscal Year Ending June 30, 2026:
First Quarter	3.42	1.36
Second Quarter (through December 19, 2025)	2.85	2.15

On July 22, 2025, the last trading day before we announced our intention to “go private,” the closing price per share of our Common Stock on Nasdaq was $1.83. On December 19, 2025, the last full trading day before commencement of the Offer, the closing price per share of our Shares on Nasdaq was $2.17. We urge stockholders to obtain a current market price for our Common Stock before deciding whether to tender their Shares.

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Dividends

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends to holders of Common Stock in the near-term future. Any future determination to declare cash dividends will be made at the discretion of our Board, subject to applicable laws, will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board may deem relevant.

9. Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate Purchase Price will be approximately $1.05 million. We intend to pay for the purchase of the Shares, including related fees and expenses, with cash on hand.

10. Certain Information Concerning the Company

Overview of Our Business

We are a clinical-stage pharmaceutical company developing treatments for cannabis-induced toxicity, such as acute cannabis-induced toxicity in children, acute cannabinoid intoxication (“ACI”) and the broader landscape of acute cannabis-induced conditions. Our lead product candidate, selonabant (formerly ANEB-001), is intended to rapidly reverse the negative effects of cannabis-induced toxicity and reduce time to recovery. Pediatric patients exposed to cannabis are at risk of serious and life-threatening outcomes including Central Nervous System (“CNS”) depression, respiratory depression, seizures, and coma. ACI in adults is characterized by signs and symptoms that may include anxiety, panic attacks, agitation, psychosis, and tachycardia. There are no approved medical treatments currently available to specifically treat cannabis-induced toxicity, and we are not aware of any competing products that are further along in the development process than selonabant in reversing the effects of cannabinoids like delta-9-tetrahydrocannabinol, better known as THC, the principal psychoactive constituent of cannabis.

Where You Can Find More Information

We are subject to the periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC at www.sec.gov. We maintain a website at www.anebulo.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

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Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

●	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the SEC on September 29, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 13, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on July 23, 2025 and September 12, 2025; and

●	the description of our Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on May 5, 2021, as updated by the description of the our Common Stock filed as Exhibit 4.4 to our Annual Report on Form 10-K for the year ended June 30, 2025 filed with the SEC on September 29, 2025, and all amendments or reports filed for the purpose of updating such description.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. We will provide without charge to each person a copy of any and all of the documents referred to herein, who makes a written or oral request, by writing or calling us at the following address or telephone number:

Anebulo Pharmaceuticals, Inc.
1017 Ranch Road 620 South, Suite 107
Lakeway, Texas 78734
Telephone: (512) 598-0931

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.anebulo.com. Information on or accessible through our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of December 19, 2025, is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership

As of December 19, 2025, there were 41,084,731 shares issued and outstanding. If the Offer is fully subscribed, we would purchase 300,000 Shares, which would represent approximately 0.7% of the issued and outstanding Shares as of December 19, 2025. If the Offer is fully subscribed, we would have approximately 40,784,731 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer.

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Our directors and executive officers are entitled to participate in the Offer in the same manner as all other stockholders. However, our directors and executive officers have informed us that they will not tender any of their Shares in the Offer.

The following table presents certain information as of December 19, 2025 with respect to the beneficial ownership of our Shares by:

●	each of our current directors;

●	each named executive officer of the Company named in the Summary Compensation Table set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the SEC on September 29, 2025;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Shares.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Our current directors and executive officers (9 persons) set forth in the table below, collectively, beneficially own approximately 80.0% of our outstanding Shares as of December 19, 2025. Assuming we purchase 300,000 Shares and that our directors and executive officers do not tender any Shares pursuant to the Offer, then, after the Offer, our current directors and executive officers (9 persons) as a group will beneficially own approximately 80.5% of the total issued and outstanding Shares.

Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all Shares shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Anebulo Pharmaceuticals, Inc., 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Stockholders
Joseph F. Lawler(1)	12,160,365	29.5%
Aron R. English(2)	21,980,476	51.2%
22NW Fund, LP(3)	17,170,877	40.1%
Pharma Investors, LLC(4)	4,654,528	11.3%
Nantahala Capital Management, LLC(5)	3,547,398	8.5%
The Mangrove Partners Master Fund, Ltd. (6)	2,525,252	6.1%

Named Executive Officers and Directors
Richard Anthony Cunningham(7)	671,021	1.6%
Kenneth C. Cundy(8)	312,357	*
Joseph F. Lawler(1)	12,160,365	29.5%
Aron R. English(2)	21,980,476	51.2%
Jason M. Aryeh(9)	156,229	*
Nathaniel Calloway(10)	91,380	*
Areta Kupchyk(11)	155,071	*
Kenneth Lin(12)	156,229	*
Daniel George(13)	—	—
Bimal Shah(14)	60,199	*
All current executive officers and directors as a group (9 persons)(15)	35,743,327	80.0%

*	Less than one percent.

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(1)	Consists of (i) 3,300,344 Shares of Common Stock owned by Dr. Lawler, (ii) 4,349,828 Shares of Common Stock held by CAL GRAT 2022-1, a grantor retained annuity trust for which Dr. Lawler serves as the trustee and Dr. Lawler and his wife are the sole beneficiaries, (iii) 4,349,828 Shares of Common Stock held by JFL GRAT 2-22-1, a grantor retained annuity trust for which Dr. Lawler serves as the trustee and Dr. Lawler and his wife are the sole beneficiaries, and (iv) 160,365 Shares of Common Stock issuable to Dr. Lawler pursuant to options exercisable within 60 days of December 19, 2025.

(2)	Consists of (i) the Shares described in notes (3) and (4) below and (ii) 155,071 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(3)	Consists of (i) 15,467,300 Shares of Common Stock and (ii) 1,703,577 Shares of Common Stock issuable pursuant to warrants exercisable within 60 days of December 19, 2025. Mr. English, as the Manager of 22NW Fund GP, LLC, which is the General Partner of 22NW Fund, LP, may be deemed to beneficially own the securities owned directly by 22NW Fund, LP. The address for 22NW Fund, LP is 590 1st Ave S Unit C-1, Seattle, WA 98104.

(4)	Consists of 4,654,528 Shares of Common Stock. Mr. English, as the owner of Pharma Investors, LLC, may be deemed to beneficially own the securities owned directly by Pharma Investors, LLC. The address for Pharma Investors, LLC is 1455 NW Leary Way, Suite 400, Seattle, Washington 98107.

(5)	Consists of (i) 713,866 Shares of Common Stock owned by Nantahala Capital Partners Limited Partnership (“Nantahala”) and 89,906 Shares of Common Stock issuable pursuant to warrants held by Nantahala exercisable within 60 days of December 19, 2025, (ii) 342,361 Shares of Common Stock owned by NCP RFM LP (“NCP RFM”) and 118,509 Shares of Common Stock issuable pursuant to warrants held by NCP RFM exercisable within 60 days of December 19, 2025, and (iii) 1,980,098 Shares of Common Stock owned by Blackwell Partners LLC – Series A (“Blackwell”) and 302,658 Shares of Common Stock issuable pursuant to warrants held by Blackwell exercisable within 60 days of December 19, 2025. Nantahala Capital Management, LLC would be deemed to beneficially own the Shares held by Nantahala, NCP RFM and Blackwell in its capacity as a general partner or investment manager. Each of Wilmot B. Harkey and Daniel Mack may be deemed to be beneficial owners of Shares held by Nantahala, NCP RFM and Blackwell as the managing members of Nantahala Capital Management, LLC, which is the general partner of Nantahala and the investment manager of NCP RFM and Blackwell. The address for Nantahala Capital Management, LLC and such persons is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840.

(6)	Consists of 2,525,252 Shares of Common Stock. Beneficial ownership of the Shares is claimed by (i) Mangrove Partners IM, LLC which serves as the investment manager of the Master Fund, and (ii) Nathaniel August who is the principal of Mangrove Partners IM, LLC. The address for Mr. August is 2 Sound View Drive, 3rd Floor, Greenwich, Connecticut 06830.

(7)	Consists of 671,021 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(8)	Consists of 312,357 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(9)	Consists of 156,229 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(10)	Consists of 91,380 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

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(11)	Consists of 155,071 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(12)	Consists of 156,229 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(13)	Mr. George resigned as our Chief Financial Officer as of September 29, 2025.

(14)	Consists of 60,199 Shares of Common Stock issuable pursuant to options exercisable within 60 days of December 19, 2025.

(15)	Includes Shares described in the notes (1) and (2), (6) through (12), and (14) above.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving our Shares during 60 days prior to the date hereof.

Agreements and Arrangements

During the last three years, none of our directors, executive officers or 10% stockholders have entered into any agreements with Anebulo, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation” in our most recent annual report on Form 10-K, except as follows:

December 2024 Private Placement

On December 22, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with several institutional accredited investors (the “December Investors”), including 22NW, pursuant to which we issued and sold to the December Investors an aggregate of 15,151,514 Shares of Common Stock, including 10,101,010 Shares issued and sold to 22NW (the “December Private Placement”). The purchase price of each share of Common Stock was $0.99, which was equal to the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d). The December Private Placement closed on December 23, 2024. We received aggregate gross proceeds from the December Private Placement of approximately $15 million, including approximately $10 million from 22NW, before deducting estimated offering expenses payable by us.

Pursuant to the Purchase Agreement, we agreed to register for resale the 15,151,514 Shares of Common Stock purchased by the December Investors in the Private Placement (the “Registrable Securities”). We agreed to file a registration statement covering the resale of the Registrable Securities within 60 days following the date of the Purchase Agreement and to cause such registration statement to become effective and to keep such registration effective at all times until such time that no December Investor owns Registrable Securities. We filed a registration statement on Form S-3 registering the Registrable Securities with the SEC on February 20, 2025, which was declared effective by the SEC on February 28, 2025. The December Investors have waived the Company’s obligation to cause a registration statement covering the resale of the Registrable Securities to remain effective. On September 19, 2025 we filed a post-effective amendment, which was declared effective on September 23, 2025, to remove from registration any and all shares of Common Stock registered but unsold under such registration statement.

Aron R. English, a member of our Board of Directors, is the Manager of 22NW Fund GP, LLC, which is the General Partner of 22NW, and therefore may be deemed to beneficially own the securities owned directly by 22NW.

The number of issued and outstanding Shares of the Company’s Common Stock held of record by Mr. English and beneficially owned by Mr. English following the December Private Placement exceeds 50% of all issued and outstanding Shares of Common Stock, and a change of control of the Company may be deemed to have occurred as a result of the December Private Placement.

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On February 24, 2025, we entered into a Lock-Up Agreement with 22NW pursuant to which 22NW agreed not to vote, sell, transfer, pledge or otherwise dispose of the Shares that were issued to it pursuant to the Purchase Agreement until receiving stockholder approval of such removal, which approval was obtained on April 4, 2025.

Loan Agreement (previously the Loan and Security Agreement)

On November 13, 2023, we entered into a Loan and Security Agreement (“LSA”) with 22NW, LP and JFL Capital Management LLC (“JFL”) which originally allowed us to draw up to $10 million (the “Facility Amount”) as needed to fund future operations and provided that upon the draw of at least $3 million in the aggregate, the LSA would be collateralized by substantially all of our assets. We issued 300,000 Shares of Common Stock to 22NW upon the signing of the LSA.

On February 10, 2025, we modified the LSA, pursuant to an Amended and Restated Loan Agreement (the LSA, as amended and restated, the “Loan Agreement”), which, among other things, reduced the maximum loan advance to $3 million, removed all securitization provisions and provides that all of 22NW, LP’s right, title, and interest in and to the LSA and the Loan Agreement and all rights, remedies and obligations of 22NW, LP pursuant to the LSA and the Loan Agreement are assigned to 22NW. The outstanding balance will accrue interest at 0.25% per annum and no fee will be assessed on the unused balance. The Loan Agreement will terminate and all outstanding principal drawn and interest accrued thereunder will be due and payable on February 10, 2028. In addition, the Loan Agreement requires that we issue 0.03 Shares of Common Stock per dollar loaned under the Loan Agreement, up to a maximum of 90,000 Shares, with a minimum of 50,000 Shares being issued in connection with the first advance made pursuant to the Loan Agreement. We have never drawn down on the LSA and there is currently no balance outstanding under the Loan Agreement.

Joseph F. Lawler, M.D., Ph.D., our founder and a member of our Board of Directors, is the founder and Managing Member of JFL. Aron R. English, the President and Portfolio Manager of 22NW, and Nathaniel Calloway, the lead for 22NW, LP’s biotechnology, pharmaceutical and other healthcare investments, are each members of our Board of Directors.

September 2022 Private Placement

In September 2022, we completed a private placement of 2,264,650 units (collectively, the “Units”), with each Unit consisting of (i) one share of Common Stock, and (ii) a warrant to purchase one share of Common Stock (the “Common Warrants”), for an aggregate purchase price of approximately $6.6 million (or $2.935 per Unit). Each Common Warrant has an exercise price of $4.215 per share, which is subject to customary adjustments in the event of any combination or split of the Common Stock, and has a five-year term. The Common Warrants contain beneficial ownership limitations which prevent the holder from exercising the Common Warrants if immediately following such exercise the holder would beneficially own Shares of Common Stock in excess of the stated beneficial ownership limitation. 22NW participated in the private placement and purchased 1,703,577 Units at the per Unit purchase price, for an aggregate purchase price of approximately $5.0 million. Pursuant to the securities purchase agreement for this private placement, we agreed to prepare and filed a registration statement on Form S-1 with the SEC on November 2, 2022, which was subsequently declared effective on November 10, 2022, to register the resale of the Shares of Common Stock included in the Units and the Shares of Common Stock issuable upon exercise of the Common Warrants. On September 19, 2025 we filed a post-effective amendment, which was declared effective on September 23, 2025, to remove from registration any and all shares of Common Stock registered but unsold under such registration statement.

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12. Reserved

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, regarding antitrust or any other regulatory matters that would be required for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

14. Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax considerations of participating in the Offer. This discussion applies only to beneficial owners of Shares that are “Non-U.S. Holders,” or “U.S. Holders,” each as defined below, that hold Shares as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions and participation in the Offer may result in a different tax result than what is stated in the Offer.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	insurance companies;

●	tax-exempt organizations or governmental organizations;

●	brokers, dealers, or traders in securities or currencies;

●	traders in securities that make mark-to-market elections with respect to Shares;

●	tax qualified retirement plans;

●	banks or other financial institutions;

●	real estate investment trusts;

●	regulated investment companies;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

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●	grantor trusts;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons deemed to sell our Shares under the constructive sale provisions of the Code;

●	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

●	persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are treated as pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other passthrough entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them of participating in the Offer.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares that is neither a “U.S. Holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Non-Tendering U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

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Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) is a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) is a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage (determined by reference to fair market value) of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous distributions by us that were treated as returns of capital for U.S. federal income tax purposes. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares by such tendering U.S. Holder exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it desires to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. Holders of Shares that own separate blocks of Shares should consult their tax advisor with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income in the year actually or constructively received by the U.S. Holder, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation on amounts treated as dividends at the reduced rates applicable to long-term capital gains. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

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To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code (which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any extraordinary dividend that is eligible for the dividends-received deduction). Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Non-U.S. Holders

Non-Tendering Non-U.S. Holders

The Offer generally will not result in any U.S. federal income tax consequences to non-tendering Non-U.S. Holders.

Tender of Shares Pursuant to the Offer

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by a Non-U.S. Holder; (ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition (as calculated pursuant to Section 7701(b) of the Code), and certain other conditions are met; or (iii) the Company is or has been a “U.S. real property holding corporation” during the five-year period preceding such sale or exchange (or the Non-U.S. Hoder’s holding period, if shorter) for U.S. federal income tax purposes (“USRPHC”).

If a Non-U.S. Holder is an individual subject to clause (i) of the preceding paragraph, the Non-U.S. Holder will generally be subject to tax on a net income basis at the regular graduated U.S. federal income tax rates as if such Non-U.S. Holder were a U.S. Holder. If a Non-U.S. Holder is a corporation subject to clause (i) of the preceding paragraph, it will be subject to tax in the same manner as if it were a U.S. Holder and, in addition, the Non-U.S. Holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If the Non-U.S. Holder is an individual described in clause (ii) of the preceding paragraph, the Non-U.S. Holder will generally be subject to a flat 30% tax on the gain (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

For purposes of clause (iii) above, we will be a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company believes that it currently is not, and has not been during the applicable period, a USRPHC. In the event we are determined to be a USRPHC during such applicable period, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under clause (iii) only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the applicable period. If gain on the disposition of Shares were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a U.S. Holder.

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Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States and the dividend with respect to the Shares is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends on a net income basis (and such dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied) in the same manner as if received by a U.S. Holder. Any such effectively connected income received by a non-U.S. corporation may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding for income that is effectively connected with the Non-U.S. Holder’s trade or business within the United States, the Non-U.S. Holder must furnish to the Company’s paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

A Non-U.S. Holder who desires to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a trade or business within the United States must furnish to the Company’s paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying that such holder is not a United States person as defined under the Code and such holder’s qualification for the reduced rate. A Non-U.S. Holder that is an individual and that desires to claim a reduced tax rate under an applicable income tax treaty generally must include a Social Security Number (if applicable) or its individual Taxpayer Identification Number. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by completing, under penalties of perjury, and timely furnishing to the Company’s paying agent the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary and Information Agent, before the payment is made to such Non-U.S. Holder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary and Information Agent before the payment is made to it a properly completed and executed IRS Form W-8ECI. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets any of the Section 302 tests described above under “U.S. Holders— Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedures for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

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Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Shares (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to Offer—Withholding For Non-U.S. Holders”), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. The FATCA withholding tax generally will be creditable against the withholding described in “Non-U.S. Holders—Tender of Shares Pursuant to Offer”. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.

Proposed U.S. Treasury Regulations have eliminated the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Shares). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules.

Backup Withholding and Information Reporting

In general, payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders are subject to information reporting and U.S. Holders may be subject to backup withholding at a statutory rate (currently 24%) unless the U.S. Holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or successor form) or otherwise establishes that it is exempt from backup withholding. Each U.S. Holder is required to make such certifications by including a completed and signed copy of IRS Form W-9 that is included as part of the Letter of Transmittal.

Information returns are required to be filed with the IRS in connection with any distributions on the Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to the proceeds payable to a Non-U.S. Holder of Shares provided that the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing to the Company or its paying agent a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each holder should consult with his, her or its tax advisors regarding the application of backup withholding in his, her or its particular circumstances and the availability of, and procedures for obtaining, an exemption from backup withholding under current Treasury Regulations.

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Stock Repurchase Excise Tax

With certain exceptions, a domestic corporation is subject to a 1% excise tax on the fair market value of stock repurchased by such corporation if the total value of the stock repurchased during the taxable year exceeds $1,000,000 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Delaware corporation and our stock trades on the Nasdaq, we are a “covered corporation” for purposes of the Excise Tax, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of shares pursuant to the Offer and any other redemptions of our shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our shares that is treated as a dividend for U.S. federal income tax purposes. The extent to which the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes. We expect to pay the Excise Tax with respect to the Offer when due.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO PARTICIPATING IN THE OFFER AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

15. Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the aggregate number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

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If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we decrease the aggregate number of Shares being sought in the Offer, or (b) we increase the aggregate number of Shares being sought in the Offer, and, such increase in the number of Shares purchasable in the Offer exceeds 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified herein, the Offer will be extended until the expiration of such period of ten (10) business days.

16. Fees and Expenses

We have retained Broadridge Corporate Issuer Solutions, LLC to act as the Depositary and Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and Information Agent will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons for soliciting the tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs may apply if stockholders tender Shares through them. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Depositary and Information Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

Certain officers and employees of the Company may render services in connection with the Offer, but they will not receive any additional compensation for such services.

As described above in the summary of the material U.S. federal income tax consequences of the Transaction to Anebulo and its stockholders in Section 14, a domestic corporation is subject to a 1% excise tax on the fair market value of stock repurchased by the domestic corporation if the total value of the stock repurchased during the taxable year exceeds $1,000,000, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which Shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Delaware corporation and our stock trades on Nasdaq, we are a “covered corporation” for purposes of the Excise Tax, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of Shares pursuant to the Offer and any other redemptions of our Shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our Shares that is treated as a dividend for U.S. federal income tax purposes. As discussed in Section 14, whether our purchase of Shares from a stockholder pursuant to the Offer will be treated as a sale or exchange or as a distribution to the stockholder (which may be treated as a dividend) for U.S. federal income tax purposes will depend upon the stockholder’s particular facts and circumstances. To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the Shares for U.S. federal income tax purposes. We expect to pay the Excise Tax with respect to the Offer when due.

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17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, or the Depositary and Information Agent.

OUR BOARD OF DIRECTORS HAS (UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT BOARD MEMBERS) AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, nor THE Depositary and Information Agent HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, nor THE Depositary and Information Agent HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE SPECIAL COMMITTEE, THE MEMBERS OF OUR BOARD OF DIRECTORS, nor THE Depositary and Information Agent HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, THE SPECIAL COMMITTEE, ANY MEMBER OF OUR BOARD OF DIRECTORS, nor THE Depositary and Information Agent.

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SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF Anebulo Pharmaceuticals, Inc.

The following table sets forth the names and positions of the directors and executive officers of Anebulo Pharmaceuticals, Inc. The address of each of our directors and executive officers is c/o Anebulo Pharmaceuticals, Inc., 1017 Ranch Road 620 South, Suite 107, Lakeway, Texas 78734 (Telephone: (512) 598-0931).

Name	Position(s)
Executive Officers
Richard Anthony Cunningham	Chief Executive Officer, Interim Chief Financial Officer
Kenneth C. Cundy, Ph.D.	Chief Scientific Officer
Directors
Richard Anthony Cunningham
Joseph F. Lawler
Aron R. English
Jason M. Aryeh
Areta Kupchyk
Kenneth Lin
Nathaniel Calloway
Bimal Shah

Set forth below is a summary of the business experience of each of our directors and executive officers.

Richard Anthony Cunningham, Chief Executive Officer, Chief Financial Officer and Director. Mr. Cunningham has served as our Chief Executive Officer and a member of the Board since October 2023. In addition, Mr. Cunningham was appointed as an Interim Chief Financial Officer as of September 30, 2025. He has over 20 years of leadership experience in the healthcare and biopharmaceutical industry. Prior to joining the Company, Mr. Cunningham was the Chief Executive Officer at Tyme Technologies Inc., a clinical-stage biopharmaceutical company, which position he held from November 2020 to October 2022. Prior to that, Mr. Cunningham was the Chief Executive Officer and President of IXC Discovery, Inc. (formerly, Icagen Inc.), a drug discovery company, which positions he held from November 2014 to November 2020. He has also served as a director of IXC Discovery, Inc. since April 2020. Before IXC Discovery, Inc., Mr. Cunningham held various roles at pharmaceutical and healthcare companies, including Boehringer Ingelheim and Valeant Pharmaceuticals (now, Bausch Health Companies Inc.; NYSE: BHC). His experience includes a broad array of responsibilities, including mergers and acquisitions, business development, strategy development, therapeutic launches, contracting, managed care, and sales and marketing. He has led the commercialization and launch of multiple therapies in oncology, rare disease, infectious disease, respiratory, neurology, cardiovascular and metabolic diseases. Our Nominating and Corporate Governance Committee believes that Mr. Cunningham’s extensive industry experience as a biotechnology director and executive officer, and his position as our Chief Executive Officer, qualify him to serve on our Board of Directors.

Joseph F. Lawler, Chairman of the Board of Directors. Dr. Lawler founded Anebulo in April 2020 and has been a member of the Board since April 2020. Dr. Lawler briefly served as our President from April to June 2020. Dr. Lawler is also the founder and has served as Managing Member of JFL Capital Management LLC, a healthcare investment fund with an emphasis on companies pursuing clinical drug development, since January 2015. Prior to Dr. Lawler’s involvement with JFL Capital Management LLC, Dr. Lawler was a co-founder and served as Senior Managing Partner of Merus Capital Partners, LLC, a proprietary trading business, from October 2011 to November 2014. Dr. Lawler received his M.D. and Ph.D. from The Johns Hopkins University School of Medicine and he earned his B.A. degree from Queens College, City University of New York. Our Nominating and Corporate Governance Committee believes that Dr. Lawler’s extensive expertise in the biomedical field, and extensive experience in investment and strategic development, qualify him to serve on our Board of Directors.

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Aron R. English, Director. Mr. English has served as a member of the Board since June 2020. Mr. English is the founder and has served as the President and Portfolio Manager of 22NW, LP, a Seattle-based value fund specializing in small and microcap investments with a multi-year investment horizon, since August 2014. Previously, Mr. English served as the director of research at Meson Capital Partners LLC, an investment firm, from January 2014 to August 2014. Prior to that, Mr. English served as director of research at RBF Capital, LLC, a provider of wealth management and financial services, from September 2010 until December 2013, after initially serving as a research analyst at the firm from September 2008 to September 2010. Mr. English earned his B.A. degree in English Literature with honors from the University of Washington and has been a CFA Charterholder since 2008. Our Nominating and Corporate Governance Committee believes that Mr. English’s investment experience and extensive knowledge of the capital markets qualify him to serve on our Board of Directors.

Kenneth Lin, Director. Dr. Lin has served as a member of the Board since February 2021. Dr. Lin founded and served as the President and Chief Executive Officer of Ab Initio Biotherapeutics from January 2015 to July 2019. From July 2012 to July 2014, he was the Vice President of Corporate Development and Investor Relations for Ulthera, Inc., a medical device company that was acquired by Merz Pharma. From April 2008 to June 2012, Dr. Lin was a Vice President at TPG, a private equity investment firm, where he focused on healthcare. He received his M.D. from Case Western Reserve University with honors and his B.S. degree in Biological Sciences from Stanford University. Our Nominating and Corporate Governance Committee believes that Dr. Lin’s extensive experience with private equity investing and management of biotechnology companies qualify him to serve on our Board of Directors.

Areta Kupchyk, Director. Ms. Kupchyk has served as a member of the Board since April 2021. Ms. Kupchyk is currently the Principal at Kupchyk Consulting LLC, an FDA legal consulting firm that she founded in July 2024. Previously, she was a partner in the law firm of Foley Hoag LLP, where she co-chaired the firm’s FDA Law practice group, from October 2015 until June 2024. Ms. Kupchyk is an FDA lawyer who advises biotechnology, medical device and pharmaceutical companies, as well as healthcare providers and institutions, researchers and investors in FDA-related matters. Ms. Kupchyk previously served as Associate Chief Counsel for Drugs and Biologics and Assistant General Counsel for Litigation at the FDA from 1993 to 2003. Ms. Kupchyk received a B.A. degree from the University of Maryland Baltimore County and J.D. from the University of Maryland School of Law with honors (Order of the Coif). Our Nominating and Corporate Governance Committee believes that Ms. Kupchyk’s extensive experience as regulatory counsel at the FDA, as well as legal expertise in the life sciences field, qualify her to serve on our Board of Directors.

Jason M. Aryeh, Director. Mr. Aryeh has served as a member of the Board since March 2021. Mr. Aryeh is the founder and managing general partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors, and has served in such capacity since 1997. Mr. Aryeh also currently serves on the board of directors for three other publicly traded companies in the life sciences industry, having served as a member of the board of directors of Ligand Pharmaceuticals Inc. (“Ligand”), a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines, since September 2006, Orchestra BioMed, Inc. (“Orchestra”), a biomedical innovation company focused on developing transformative therapeutic products, since November 2018, and Lifecore Biomedical, Inc. (“Lifecore”), since August 2024. He serves as Chairman of Ligand’s nominating and governance committee and as a member of its compensation committee, as Chairman of Orchestra’s nominating and governance committee and on its compensation committee, and as a member of Lifecore’s nominating and governance committee. Mr. Aryeh has served as a director of numerous public and private companies. Mr. Aryeh also has transactional expertise in capital markets. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omicron Delta Epsilon Society in economics. Our Nominating and Corporate Governance Committee believes that Mr. Aryeh’s in-depth knowledge of the biopharmaceutical market and broad range of companies in the industry, and experience as the managing general partner of an investment fund focused on the life sciences sector, qualify him to serve on our Board of Directors.

Bimal Shah, Director. Mr. Shah has served as a member of the Board since October 2023. Mr. Shah currently serves as a Managing Director of Locust Walk, a global investment bank that serves the life sciences industry. Mr. Shah previously was the Chief Financial Officer of Corium LLC, a Boston-based commercial-stage biopharmaceutical company, where he was employed from August 2022 to December 2023. Prior to joining Corium, he served as Senior Vice President, Corporate Finance and Strategy, for Sumitovant Biopharma, Inc., a wholly owned subsidiary of Sumitomo Pharmaceuticals Co., Ltd., one of Japan’s largest pharmaceutical companies, from January 2021 to August 2022. Mr. Shah previously held business development, finance, and strategic commercial roles at Spectrum Pharmaceuticals, Inc. (Vice President, Corporate and Business Development from June 2013 to January 2021, and Vice President, Finance and Business Development from June 2010 to June 2013) and Genentech Inc. (part of Roche). He also worked in the financial sector at Goldman Sachs, J.P. Morgan, and Warburg Pincus, where he focused on the broader life sciences and healthcare sectors and was responsible for executing a wide range of deal transactions, including financings, investments, acquisitions, and alliances. Mr. Shah received his Master’s in Business Administration, Master of Arts in International Policy Studies and Bachelor’s in Economics from Stanford University. Our Nominating and Corporate Governance Committee believes that Mr. Shah’s experience in finance and accounting and knowledge of the biopharmaceutical industry qualify him to serve on our Board of Directors.

Nathaniel Calloway, Director. Dr. Calloway has served as a member of the Board since October 2022. He is an analyst and partner at 22NW, LP, a Seattle-based value fund specializing in small and microcap investments with a multi-year investment horizon, where he has been employed since June 2021. Dr. Calloway is the lead for 22NW, LP’s biotechnology, pharmaceutical and other healthcare investments, including Anebulo Pharmaceuticals, Inc. He also served as a member of the board of directors of Lifecore Biomedical, Inc. (Nasdaq: LFCR), a medical contract development and manufacturing organization, from January 2023 until August 2024. Prior to that, Dr. Calloway was the Associate Director of Healthcare Research for Edison Group from December 2015 to June 2021. He has a PhD in Chemistry and Chemical Biology from Cornell University, a Masters of Science in Chemistry from Columbia, and completed a post-doctoral study in neuroscience at Weill Cornell Medical School. He has 10 scientific publications in the areas of physical chemistry, biochemistry and neuroscience. Our Nominating and Corporate Governance Committee believes that Dr. Calloway’s extensive experience as an analyst for biotechnology, pharmaceutical and healthcare investments, as well as his academic background and publications, qualify him to serve on our Board of Directors.

Kenneth C. Cundy, Ph.D., Chief Scientific Officer. Dr. Cundy has served as our Chief Scientific Officer since May 2022. Prior to that, Dr. Cundy served as the Chief Scientific Officer of CohBar, Inc., a publicly traded clinical stage biotechnology company developing therapeutics targeting chronic and age-related diseases, from November 2014 to March 2022. From December 2012 to November 2014, Dr. Cundy served as the Chief Scientific Officer for XenoPort, Inc., a biopharmaceutical company focused on the development of product candidates for the potential treatment of neurological disorders, and he also served as its Senior Vice President of Preclinical and Clinical Sciences from 2011 to 2012, as its Vice President of Preclinical Development from 2004 to 2011, and as its Vice President of Biopharmaceutics from 2000 to 2004. From 1992 to 2000, Dr. Cundy was Senior Director of Biopharmaceutics at Gilead Sciences, Inc. Prior to Gilead Sciences, from 1988 to 1992, Dr. Cundy was Principal Research Investigator at Sterling Drug, a pharmaceutical division of Eastman Kodak Company. He received a B.S. in Pharmacy from the University of Manchester and was registered as a pharmacist in the United Kingdom. He received a Ph.D. in Pharmaceutical Sciences from the University of Kentucky and postdoctoral training in Biochemistry at the University of California, Berkeley.

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The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

***By Mail: By the Expiration Date Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	***By Hand or Overnight Courier: By the Expiration Date Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and email address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717

Call Toll-Free: (855) 793-5068
Email: shareholder@broadridge.com

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Annex A

December 17, 2025

Special Committee of the Board of Directors

Anebulo Pharmaceuticals

1017 Ranch Road 620 South, Suite 107

Lakeway, TX 78734

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Anebulo Pharmaceuticals (NASDAQCM:ANEB), a Delaware corporation (collectively, the “Client” or “Company”) is contemplating a transaction consisting of a cash tender offer by the Company to purchase shares of its common stock at a price of $3.50 per share with the intent of taking the Company private (the “Transaction”).

Pursuant to an engagement letter dated June 11, 2025, the Special Committee of the Board of Directors of the Company (the “Special Committee”) engaged Houlihan Capital to render a written opinion, whether or not favorable, as to whether, as of the date hereof, the Transaction is fair from a financial point of view to the unaffiliated shareholders of the Company. On November 21, 2025, Houlihan Capital was informed by the Client that:

●	The Company is contemplating a tender offer at a price of $3.50 per share rather than the previously contemplated reverse-stock split transaction.

In light of these developments, the Client has engaged Houlihan Capital to provide a Bring Down Letter for the fairness opinion we previously delivered on or around July 15, 2025 (the “Bring Down Opinion”). The engagement letter was amended to reflect these developments on November 21, 2025.

In completing our analysis for purposes of the Bring Down Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

●	Held discussions with certain members of the Company’s senior management (“Management”) regarding the Transaction, the historical performance of the Company, and the future outlook for the Company;

○	Review of information provided by Client including, but not limited to:

○	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;

○	The Company’s scenario-based revenue projections for Selonabant, dated November 26, 2024 (latest available as of the Bring Down Opinion);

○	The Opportunity Assessment Report presented by IQVIA for the Company, dated November 26, 2024 (latest available as of the Bring Down Opinion);

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Special Committee of the Board of Directors of Anebulo Pharmaceuticals
December 17, 2025
Bring Down Opinion - Confidential

●	Reviewed the industry in which the Company operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

●	Developed indications of value for the Company using generally accepted valuation methodologies; and

●	Reviewed certain other relevant, publicly available information, including economic, industry, and Company specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Special Committee. Our written opinion may be used (i) by the Special Committee in evaluating the Transaction, (ii) in disclosure materials to Client’s shareholders, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the Bring Down Opinion and the data and analysis presented by Houlihan Capital to the Special Committee and shared with the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Bring Down Opinion.

This Bring Down Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Bring Down Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Bring Down Opinion other than Houlihan Capital.

Among the activities conducted in the course of our engagement, Houlihan Capital received and reviewed information provided by the Company. We have relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

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Special Committee of the Board of Directors of Anebulo Pharmaceuticals
December 17, 2025
Bring Down Opinion - Confidential

We have further relied upon the assurances and representations from Company management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Bring Down Opinion.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Bring Down Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Bring Down Opinion.

In our analysis and in connection with the preparation of the Bring Down Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Bring Down Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Bring Down Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Bring Down Opinion, or otherwise comment on or consider events occurring after the date of the Bring Down Opinion. This Bring Down Opinion is conditioned upon the terms of the final Transaction being consistent in all material respects with the terms of the most recent draft of the Transaction documents.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and on the application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, the Transaction is fair from a financial point of view to the unaffiliated shareholders of the Company. The Bring Down Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Bring Down Opinion does not address, the (i) underlying business decision of the Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Bring Down Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Bring Down Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

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Special Committee of the Board of Directors of Anebulo Pharmaceuticals
December 17, 2025
Bring Down Opinion - Confidential

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Bring Down Opinion does not address any aspect of the Special Committee’s recommendation to its shareholders with respect to the Transaction.

Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Special Committee with respect to alternatives to the proposed Transaction.

Houlihan Capital, LLC, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any parties involved in the Transaction, and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates, other than issuing the original July 15, 2025 opinion.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Bring Down Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated June 11, 2025 (which was amended November 21, 2025), the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

Based upon the foregoing, it is Houlihan Capital’s opinion that, as of the date hereof, the Transaction is fair from a financial point of view to the unaffiliated shareholders of the Company. The Bring Down Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

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